Exhibit 99.1

ITEM 8 —	Financial Statements and Supplementary Data

  Amounts in thousands, except par value and per share data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of A.M. Castle & Co.

Oak Brook, Illinois

We have audited the accompanying consolidated balance sheets of A.M. Castle & Co. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We did not audit the 2011 financial statements of Kreher Steel Company, LLC, a 50% owned joint venture, the Company’s investment in which is accounted for by use of the equity method. The Company’s equity of $36,460 in Kreher Steel Company, LLC’s net assets at December 31, 2011 and of $11,727 in that company’s net income for the year then ended are included in the accompanying financial statements. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Kreher Steel Company, LLC, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of A.M. Castle & Co. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011 (not presented herein), based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Chicago, Illinois

March 14, 2012 (April 10, 2012 as to Note 14)

Consolidated Statements of Operations

		September 30,	September 30,	September 30,
	Year Ended December 31,
	2011		2010	2009

Net sales		$1,132,366	$943,706	$812,638

Costs and expenses:

Cost of materials (exclusive of depreciation and amortization)		845,609	700,854	611,352
Warehouse, processing and delivery expense		134,898	123,318	109,627
Sales, general and administrative expense		126,193	108,223	106,140
Depreciation and amortization expense		20,472	20,649	21,291
Impairment of goodwill		—	—	1,357

Operating income (loss)		5,194	(9,338)	(37,129)

Interest expense, net		(13,654)	(4,988)	(6,440)
Loss on extinguishment of debt		(6,153)	—	—

Loss before income taxes and equity in earnings of joint venture		(14,613)	(14,326)	(43,569)

Income tax benefit		1,126	3,101	16,264

Loss before equity in earnings of joint venture		(13,487)	(11,225)	(27,305)

Equity in earnings of joint venture		11,727	5,585	402

Net loss		(1,760)	(5,640)	(26,903)

Basic loss per share		$(0.08)	$(0.25)	$(1.18)

Diluted loss per share		$(0.08)	$(0.25)	$(1.18)

Dividends per common share	$	— $	$—	$0.06

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets

	September 30,	September 30,
	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$30,524	$36,716
Accounts receivable, less allowances of $3,584 and $ 3,848	181,036	128,365
Inventories, principally on last-in first-out basis (replacement cost higher by $138,882 and $ 122,340)	272,039	130,917
Prepaid expenses and other current assets	10,382	6,832
Income tax receivable	8,287	8,192

Total current assets	502,268	311,022
Investment in joint venture	36,460	27,879
Goodwill	69,901	50,110
Intangible assets	93,813	41,427
Prepaid pension cost	15,956	18,580
Other assets	21,784	3,619
Property, plant and equipment, at cost
Land	5,194	5,195
Building	52,434	52,277
Machinery and equipment	172,833	182,178

Property, plant and equipment, at cost	230,461	239,650
Less—accumulated depreciation	(148,320)	(162,935)

Property, plant and equipment, net	82,141	76,715

Total assets	$822,323	$529,352

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$116,874	$71,764
Accrued payroll and employee benefits	14,792	16,984
Accrued liabilities	19,036	14,336
Income taxes payable	1,884	2,357
Deferred income taxes	—	2,461
Current portion of long-term debt	192	8,012
Short term debt	500	—

Total current liabilities	153,278	115,914
Long-term debt, less current portion	314,240	61,127
Deferred income taxes	25,650	26,754
Other non-current liabilities	7,252	3,390
Pension and post retirement benefit obligations	9,624	8,708
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value—9,988 shares authorized; no shares issued and outstanding at December 31, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value—30,000 shares authorized;
23,159 shares issued and 23,010 outstanding at December 31, 2011 and 23,149 shares issued and 22,986 outstanding at December 31, 2010	232	231
Additional paid-in capital	184,596	180,519
Retained earnings	148,987	150,747
Accumulated other comprehensive loss	(19,824)	(15,812)
Treasury stock, at cost—149 shares in 2011 and 163 shares in 2010	(1,712)	(2,226)

Total stockholders’ equity	312,279	313,459

Total liabilities and stockholders’ equity	$822,323	$529,352

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Cash Flows

	September 30,	September 30,	September 30,
	Years Ended December 31,
	2011	2010	2009

Operating activities:
Net loss	$(1,760)	$(5,640)	$(26,903)
Adjustments to reconcile net loss to net cash (used in) from operating activities:
Depreciation and amortization	20,472	20,649	21,291
Amortization of deferred gain	(503)	(890)	(907)
Amortization of deferred financing costs	1,662	685	684
Loss on sale of fixed assets	120	391	2
Impairment of goodwill	—	—	1,357
Unrealized loss on debt conversion option	3,991	—	—
Unrealized losses on commodity hedges	2,331	—	—
Equity in earnings of joint venture	(11,727)	(5,585)	(402)
Dividends from joint venture	3,117	1,260	485
Deferred tax (benefit) provision	(3,333)	(11,386)	11,208
Share-based compensation expense	4,349	2,411	1,370
Excess tax (benefits) deficiencies from share-based payment arrangements	(301)	(219)	132
Increase (decrease) from changes in, net of acquisition:
Accounts receivable	(26,446)	(22,521)	56,957
Inventories	(39,435)	39,686	73,994
Prepaid expenses and other current assets	(3,408)	(1,718)	582
Other assets	188	399	(2,227)
Prepaid pension costs	(2,412)	(1,530)	(913)
Accounts payable	9,910	(1,866)	(53,232)
Accrued payroll and employee benefits	(2,470)	5,827	968
Income taxes payable and receivable	(820)	11,536	(22,882)
Accrued liabilities	(184)	1,586	(7,561)
Postretirement benefit obligations and other liabilities	371	1,287	(873)

Net cash (used in) from operating activities	(46,288)	34,362	53,130

Investing activities:
Acquisition/Investment of businesses, net of cash acquired	(174,244)	—	—
Capital expenditures	(11,744)	(7,572)	(8,749)
Proceeds from sale of fixed assets	226	4	19
Insurance proceeds	573	125	1,093

Net cash used in investing activities	(185,189)	(7,443)	(7,637)

Financing activities:
Short-term borrowings (repayments), net	653	(13,720)	(17,496)
Net (repayments) borrowings on previously existing revolving lines of credit	(26,403)	2,324	(2,240)
Proceeds from long-term debt, including new revolving credit facility	320,476	—	—
Repayments of long-term debt, including new revolving credit facility	(53,212)	(7,754)	(10,715)
Payment of debt issue costs	(16,633)	—	—
Common stock dividends	—	—	(1,361)
Exercise of stock options	356	566	—
Excess tax benefits (deficiencies) from share-based payment arrangements	301	219	(132)

Net cash from (used in) financing activities	225,538	(18,365)	(31,944)

Effect of exchange rate changes on cash and cash equivalents	(253)	(149)	(515)

Net (decrease) increase in cash and cash equivalents	(6,192)	8,405	13,034

Cash and cash equivalents—beginning of year	36,716	28,311	15,277

Cash and cash equivalents—end of year	$30,524	$36,716	$28,311

See Note 1 to the consolidated financial statements for supplemental cash flow disclosures.

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Stockholders’ Equity

	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX
						Additional		Accumulated Other
	Common	Treasury	Preferred	Common	Treasury	Paid-in	Retained	Comprehensive
	Shares	Shares	Stock	Stock	Stock	Capital	Earnings	Income	Total
Balance at January 1, 2009	22,850	(197)	$—	$228	$(2,770)	$176,653	$184,651	$(11,462)	$347,300

Comprehensive Loss:
Net loss							(26,903)		(26,903)
Foreign currency translation								2,579	2,579
Defined benefit pension liability adjustments, net of tax benefit of $2,970								(4,645)	(4,645)

Total comprehensive loss									(28,969)
Common stock dividend							(1,361)		(1,361)

Other	265	(12)		2	(240)	1,476			1,238

Balance at December 31, 2009	23,115	(209)	$—	$230	$(3,010)	$178,129	$156,387	$(13,528)	$318,208

Comprehensive Loss:
Net loss							(5,640)		(5,640)
Foreign currency translation								(536)	(536)
Defined benefit pension liability adjustments, net of tax benefit of $1,116								(1,748)	(1,748)

Total comprehensive loss									(7,924)

Long-term incentive plan expense						1,278			1,278
Exercise of stock options and other	34	46		1	784	1,112			1,897

Balance at December 31, 2010	23,149	(163)	$—	$231	$(2,226)	$180,519	$150,747	$(15,812)	$313,459

Comprehensive Loss:
Net loss							(1,760)		(1,760)
Foreign currency translation								(941)	(941)
Defined benefit pension liability adjustments, net of tax benefit of $1,965								(3,071)	(3,071)

Total comprehensive loss									(5,772)
Long-term incentive plan expense						3,260			3,260
Exercise of stock options and other	10	14		1	514	817			1,332

Balance at December 31, 2011	23,159	(149)	$—	$232	$(1,712)	$184,596	$148,987	$(19,824)	$312,279

The accompanying notes to consolidated financial statements are an integral part of these statements.

A. M. Castle & Co.

Notes to Consolidated Financial Statements

Amounts in thousands except per share data and percentages

(1) Basis of Presentation and Significant Accounting Policies

Nature of operations — A.M. Castle & Co. and its subsidiaries (the “Company”) is a specialty metals and plastics distribution company serving principally the North American market, but with a growing global presence. The Company has operations in the United States, Canada, Mexico, France, the United Kingdom, China and Singapore. The Company provides a broad range of product inventories as well as value-added processing and supply chain services to a wide array of customers, principally within the producer durable equipment, oil and gas, aerospace, heavy industrial equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Particular focus is placed on the aerospace and defense, oil and gas, power generation, mining, heavy industrial equipment, marine, office furniture and fixtures, safety products, life science applications, automotive and general manufacturing industries as well as general engineering applications.

The Company’s corporate headquarters are located in Oak Brook, Illinois. The Company has 48 operational service centers located throughout North America (44), Europe (3) and Asia (1).

The Company purchases metals and plastics from many producers. Purchases are made in large lots and held in distribution centers until sold, usually in smaller quantities and often with value-added processing services performed. Orders are primarily filled with materials shipped from Company stock. The materials required to fill the balance of sales are obtained from other sources, such as direct mill shipments to customers or purchases from other distributors. Thousands of customers from a wide array of industries are serviced primarily through the Company’s own sales organization.

Basis of presentation — The consolidated financial statements include the accounts of A. M. Castle & Co. and its subsidiaries over which the Company exhibits a controlling interest. The equity method of accounting is used for the Company’s 50% owned joint venture, Kreher Steel Company, LLC (“Kreher”). All inter-company accounts and transactions have been eliminated.

Use of estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of estimation reflected in the consolidated financial statements are accounts receivable allowances, inventory reserves, goodwill and intangible assets, income taxes, pension and other post-employment benefits and share-based compensation and fair value estimates associated with commodity hedge and convertible debt feature mark-to-mark adjustments.

Revenue recognition — Revenue from the sales of products is recognized when the earnings process is complete and when the title and risk and rewards of ownership have passed to the customer, which is primarily at the time of shipment. Revenue recognized other than at the time of shipment represents less than 3% of the Company’s consolidated net sales for the years ended December 31, 2011, 2010 and 2009. Provisions for allowances related to sales discounts and rebates are recorded based on terms of the sale in the period that the sale is recorded. Management utilizes historical information and the current sales trends of the business to estimate such provisions. The provisions related to discounts and rebates due to customers are recorded as a reduction within net sales in the Company’s consolidated statements of operations.

The Company maintains an allowance for doubtful accounts resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is maintained at a level considered appropriate based on historical experience and specific identification of customer receivable balances for which collection is unlikely. The provisions for doubtful accounts are recorded in sales, general and administrative expense in the Company’s consolidated statements of operations. Estimates of doubtful accounts are based upon historical write-off experience as a percentage of net sales and judgments about the probable effects of economic conditions on certain customers.

The Company also maintains an allowance for credit memos for estimated credit memos to be issued against current sales. Estimates of allowance for credit memos are based upon the application of a historical issuance lag period to the average credit memos issued each month.

Allowance for doubtful accounts activity is presented in the table below:

	September 30,	September 30,	September 30,
	2011	2010	2009
Balance, beginning of year	$3,848	$4,195	$3,318
Add Provision charged to expense	523	777	2,484
Recoveries	140	186	186
Other	157	—	—
Less Uncollectible accounts charged against allowance	(1,084)	(1,310)	(1,793)

Balance, end of year	$3,584	$3,848	$4,195

Revenue from shipping and handling charges is recorded in net sales. Costs incurred in connection with shipping and handling the Company’s products, which are related to third-party carriers or performed by Company personnel are included in warehouse, processing and delivery expenses. For the years ended December 31, 2011, 2010 and 2009, shipping and handling costs included in warehouse, processing and delivery expenses were $35,214, $31,067, and $26,857, respectively.

Cost of materials — Cost of materials consists of the costs the Company pays for metals, plastics and related inbound freight charges. It excludes depreciation and amortization which are discussed below. The Company accounts for the majority of its inventory on a last-in, first-out (“LIFO”) basis and LIFO adjustments are recorded in cost of materials.

Operating expenses — Operating costs and expenses primarily consist of:

•	Warehouse, processing and delivery expenses, including occupancy costs, compensation and employee benefits for warehouse personnel, processing, shipping and handling costs;

•	Sales expenses, including compensation and employee benefits for sales personnel;

•

General and administrative expenses, including compensation for executive officers and general management, expenses for professional services primarily attributable to accounting and legal advisory services, bad debt expenses, data communication, computer hardware and maintenance and foreign currency gain or loss; and

•	Depreciation and amortization expenses, including depreciation for all owned property and equipment, and amortization of various intangible assets.

Cash equivalents — Cash equivalents are highly liquid, short-term investments that have an original maturity of 90 days or less.

Statement of cash flows — Non-cash investing financing activities and supplemental disclosures of consolidated cash flow information are as follows:

	September 30,	September 30,	September 30,
	Year Ended December 31,
	2011	2010	2009
Non-cash investing and financing activities:
Capital expenditures financed by accounts payable	$1,123	$100	$26
Deferred debt origination fees	886	—	—
Additional purchase price due in 2012 for Tube Supply acquisition	6,472	—	—
Cash paid during the year for:
Interest	7,234	4,392	5,574
Income taxes	9,555	1,631	10,762
Cash received during the year for:
Income tax refunds	6,724	4,430	18,168

Inventories — Inventories consist of finished goods. Approximately ninety percent of the Company’s inventories are valued at the lower of LIFO cost or market at December 31, 2011 and 2010. Final inventory determination under the LIFO costing method is made at the end of each fiscal year based on the actual inventory levels and costs at that time. The Company values its LIFO increments using the cost of its latest purchases during the years reported. Current replacement cost of inventories exceeded book value by $138,882 and $122,340 at December 31, 2011 and 2010, respectively. Income taxes would become payable on any realization of this excess from reductions in the level of inventories.

During 2010 and 2009, a reduction in inventories resulted in a liquidation of applicable LIFO inventory quantities carried at lower costs in prior years. Cost of materials for 2010 and 2009 were lower by $12,500 and $5,608, respectively, as a result of the liquidations.

The Company maintains allowances for excess and obsolete inventory and physical inventory losses. The excess and obsolete inventory allowance is determined based on specific identification of material, adjusted for expected scrap value to be received. The allowance for physical inventory losses is determined based on historical physical inventory experience.

Insurance plans — In August 2009, the Company became a member of a group captive insurance company (the “Captive”) domiciled in Grand Cayman Island. The Captive reinsures losses related to certain of the Company’s workers’ compensation, automobile and general liability risks that occur subsequent to August 2009. Premiums are based on the Company’s loss experience and are accrued as expenses for the period to which the premium relates. Premiums are credited to the Company’s “loss fund” and earn investment income until claims are actually paid. For workers’ compensation, automobile and general liability claims that were incurred prior to August 2009, the Company is self-insured. Self-insurance amounts are capped, for individual claims and in the aggregate, for each policy year by an insurance company. Self-insurance reserves are based on unpaid, known claims (including related administrative fees assessed by the insurance company for claims processing) and a reserve for incurred but not reported claims based on the Company’s historical claims experience and development.

Property, plant and equipment — Property, plant and equipment are stated at cost and include assets held under capital leases. Expenditures for major additions and improvements are capitalized, while maintenance and repair costs that do not substantially improve or extend the useful lives of the respective assets are expensed in the period in which they are incurred. When items are disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

The Company provides for depreciation of plant and equipment sufficient to amortize the cost over their estimated useful lives as follows:

September 30,
Buildings and building improvements	3 – 40 years
Plant equipment	3 –25 years
Furniture and fixtures	3 –10 years
Vehicles and office equipment	3 –7 years

Leasehold improvements are depreciated over the shorter of their useful lives or the remaining term of the lease. Depreciation is calculated using the straight-line method and depreciation expense for 2011, 2010 and 2009 was $13,605, $13,578 and $13,850, respectively.

Long-lived assets — The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are impaired, the impairment charge is calculated as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. The Company derives the required undiscounted cash flow estimates from historical experience and internal business plans.

Goodwill and intangible assets — The carrying value of the Company’s goodwill is evaluated annually on January 1st of each fiscal year or when certain triggering events occur which require a more current valuation. The Company assesses, at least quarterly, whether any triggering events have occurred.

A two-step method is used for determining goodwill impairment. The first step is performed to identify whether a potential impairment exists by comparing each reporting unit’s fair value to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the next step is to measure the amount of impairment loss, if any.

The majority of the Company’s recorded intangible assets were acquired as part of the Transtar and Tube Supply, Inc. (“Tube Supply”) acquisitions in September 2006 and December 2011, respectively, and consist of customer relationships, non-compete agreements, trade names and developed technology. The initial values of the intangible assets were based on a discounted cash flow valuation using assumptions made by management as to future revenues from select customers, the level and pace of attrition in such revenues over time and assumed operating income amounts generated from such revenues. These intangible assets are amortized over their useful lives, which are 4 to 12 years for customer relationships, 3 years for non-compete agreements, 1 to 10 years for trade names, and 3 years for developed technology. Useful lives are estimated by management and determined based on the timeframe over which a significant portion of the estimated future cash flows are expected to be realized from the respective intangible assets. Furthermore, when certain conditions or certain triggering events occur, a separate test of impairment, similar to the impairment test for long-lived assets, is performed. If the intangible asset is deemed to be impaired, such asset will be written down to its fair value.

Income taxes — The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records valuation allowances against its deferred tax assets when it is more likely than not that the amounts will not be realized which will increase the provision for income taxes in the period in which that determination is made.

The Company does not provide for deferred income taxes on undistributed earnings of foreign subsidiaries as such undistributed earnings are considered to be permanently reinvested based on management’s overall business strategy. It is not practicable to determine the amounts of net additional income tax that may be payable if such earnings were repatriated.

The Company’s 50% ownership interest in Kreher (see Note 6) is through a 50% interest in a limited liability corporation (LLC) taxed as a partnership. Kreher has two subsidiaries organized as individually taxed C-Corporations. The Company includes in its income tax provision the income tax liability on its share of Kreher income. The income tax liability of Kreher itself is generally treated as a current income tax expense and the income tax liability associated with the profits of the two subsidiaries of Kreher is treated as a deferred income tax expense. As the subsidiaries of Kreher have never declared a dividend and the Company can not independently cause one to be declared, no benefit of a dividend received deduction has been recognized in the Company’s tax provision.

The Company recognizes the tax benefits of uncertain tax positions only if those benefits will more likely than not be sustained upon examination by the relevant tax authorities. Unrecognized tax benefits are subsequently recognized at the time the recognition threshold is met, the tax matter is effectively settled or the statute of limitations expires for the return containing the tax position, whichever is earlier. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that differs from the current estimate.

The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Accrued interest and penalties are included within other long-term liabilities in the consolidated balance sheets.

Foreign currency — For the majority of the Company’s non-U.S. operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using year-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. The currency effects of translating financial statements of the Company’s non-U.S. operations which operate in local currency environments are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Transaction gains or losses resulting from foreign currency transactions were not material for any of the years presented.

Earnings per share — Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock plus common stock equivalents. Common stock equivalents consist of employee and director stock options, restricted stock awards, other share-based payment awards, and contingently issuable shares related to the Company’s convertible debt which are included in the calculation of weighted average shares outstanding using the treasury stock method, if dilutive. The following table is a reconciliation of the basic and diluted earnings per share calculations:

	September 30,	September 30,	September 30,
	2011	2010	2009

Numerator:
Net loss	$(1,760)	$(5,640)	$(26,903)

Denominator:
Denominator for basic loss per share:
Weighted average common shares outstanding	22,983	22,708	22,862

Effect of dilutive securities:
Outstanding common stock equivalents	—	—	—

Denominator for diluted loss per share	22,983	22,708	22,862

Basic loss per share	$(0.08)	$(0.25)	$(1.18)

Diluted income loss per share	$(0.08)	$(0.25)	$(1.18)

Excluded outstanding share-based awards having an anti-dilutive effect	757	471	239

The Convertible Notes are dilutive to the extent the average stock price during the period is greater than $10.28, the conversion price of the Convertible Notes. The Convertible Notes are only dilutive for the “in the money” portion of the Convertible Notes that could be settled with the Company’s stock. In future periods, absent a fundamental change, (as defined in the Convertible Notes agreement), the outstanding Convertible Notes could increase diluted average shares outstanding by a maximum of approximately 5,600 shares.

For the years ended December 31, 2011, 2010 and 2009, the participating securities, which represent certain non-vested shares granted by the Company, were less than one percent of total securities. These securities do not participate in the Company’s net losses.

Concentrations — The Company serves a wide range of customers within the producer durable equipment, oil and gas, aerospace, heavy industrial equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the economy from locations throughout the United States, Canada, Mexico, France, the United Kingdom, Spain, China and Singapore. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller sized firms spread across the entire spectrum of metals and plastics using industries. The Company’s customer base is well diversified and therefore, the Company does not have dependence upon any single customer, or a few customers. No single customer represents more than 3% of the Company’s total net sales. Approximately 80% of the Company’s business is conducted from locations in the United States.

Share-based compensation — The Company offers share-based compensation to executive and other key employees, as well as its directors. Share-based compensation expense is recorded over the vesting period based on the grant date fair value of the stock award. Stock options have an exercise price equal to the market price of the Company’s stock on the grant date (options granted prior to 2010) or the average closing price of the Company’s stock for the ten trading days preceding the grant date (options granted in 2010) and have a contractual life of eight to ten years. Options and restricted stock generally vest in one to five years for executives and employees and one year for directors. The Company may either issue shares from treasury or new shares upon share option exercise. Management estimates the probable number of shares which will ultimately vest when calculating the share-based compensation expense for the LTI and LTC Plans. As of December 31, 2011, the Company’s weighted average forfeiture rate is approximately 18%. The actual number of shares that vest may differ from management’s estimate.

Stock options are valued based on the market price of the Company’s stock on the grant date, using a Black-Scholes option-pricing model. The expense associated with stock option awards is recorded on a straight-line basis over the vesting period, net of estimated forfeitures.

Share-based compensation expense for restricted share units and non-vested shares in the long-term incentive plan (“LTI Plan”) and long-term compensation plans (“LTC Plans”) is established using the market price of the Company’s common stock on the date of grant.

The fair value of performance shares granted under the LTI Plan is based on the market price of the Company’s stock on the date of grant adjusted to reflect that the participants do not participate in dividends during the vesting period. The grant date fair value of performance shares awarded under the LTC Plans was estimated using a Monte Carlo simulation.

Final award vesting and distribution of performance awards granted under the LTI and LTC Plans are determined based on the Company’s actual performance versus the target goals for a three-year consecutive period as defined in each plan. Partial awards can be earned for performance less than the target goal, but in excess of minimum goals; and award distributions above the target can be achieved if the maximum goals are met or exceeded. The performance goals for the 2009 LTI Plan are three-year cumulative net income and average return on total capital for the same three-year period. These performance goals were not met.

Under the 2011 and 2010 LTC Plans, the potential award for the performance shares granted is partially dependent on the Company’s relative total shareholder return (“RTSR”), which represents a market condition. RTSR is measured against a group of peer companies either in the metals industry or in the industrial products distribution industry. Compensation expense for performance awards containing a market condition is recognized regardless of whether the market condition is achieved to the extent the requisite service period condition is met.

Under the 2011 LTC Plan, the potential award for performance share units containing a non-market-based performance condition is determined based on the Company’s actual performance versus Company-specific target goals for Return on Invested Capital (“ROIC”) (as defined in the 2011 LTC Plan) for any one or more fiscal years during the three-year performance period beginning on January 1st of the year of grant. Partial performance awards can be earned for performance less than the target goal, but in excess of minimum goals and award distributions twice the target can be achieved if the maximum goals are met or exceeded. The number of performance shares, if any, that vest based on the performance achieved during the three-year performance period, will vest at the end of the three-year performance period. Compensation expense recognized is based on management’s expectation of future performance compared to the pre-established performance goals. If the performance goals are not expected to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed.

Unless covered by a specific change-in-control or severance arrangement, participants to whom restricted stock units, performance shares and other non-vested shares have been granted must be employed by the Company on the vesting date or at the end of the performance period, respectively, or the award will be forfeited.

New Accounting Standards Updates

Standards Updates Adopted

Effective January 1, 2011, the Company adopted Accounting Standards Update (“ASU”) No. 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations.” The ASU specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments to this guidance also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. Refer to Note 2 for required disclosures associated with the adoption of this ASU.

Standards Updates Issued Not Yet Effective

During December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU require an entity to disclose information to enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on its financial position, including the effect or potential effect of rights of set off associated with an entity’s recognized assets and recognized liabilities within the scope of Topic 210. The ASU is effective for annual reporting periods beginning on or after January 1, 2012, and interim periods within those annual periods. The adoption of this ASU may impact disclosures in future interim and annual financial statements issued.

During September 2011, the FASB issued ASU No. 2011-08, “Intangibles – Goodwill and Other.” The objective of this ASU is to simplify how entities test goodwill for impairment. The amendments allow entities to assess qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test per Topic 350, “Intangibles – Goodwill and Other.” The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Upon adoption, this ASU may impact the way the Company tests goodwill for impairment and the associated disclosures in future interim and annual financial statements issued will be updated to reflect any changes associated with this ASU.

During June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” The amendments in this ASU will impact all entities that report items of other comprehensive income and are effective retrospectively for public entities. The amendments in this ASU eliminate the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments provide the entity with the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Both options require an entity to present each component of net income along with total net income, each component of other comprehensive income along with total other comprehensive income and a total amount for comprehensive income. The subsequent issuance of ASU 2011-12, “Comprehensive Income” in December 2011 deferred the changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. All other provisions in ASU 2011-05 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this ASU will impact the presentation of comprehensive income in future interim and annual financial statements issued.

(2) Acquisition

On December 15, 2011, the Company acquired 100 percent of the outstanding common shares of Tube Supply (the “Acquisition”). The Acquisition was accounted for using the acquisition method. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at date of acquisition. The nonrecurring fair value measurements are classified as Level 3 in the fair value hierarchy (see Note 10 for the definition of Level 3 inputs).

The results and the assets of Tube Supply are included in the Company’s Metals segment.

Tube Supply, based in Houston, Texas, is a leading value-added distributor of specialty tubular and bar products for the oil and gas industry. Tube Supply provides high quality products and services primarily to the North American oilfield equipment manufacturing industry. Tube Supply operates two service centers, which are located in Houston, Texas and Edmonton, Alberta. The Acquisition will allow the Company to capitalize on the growing demand and opportunities in the oil and gas sector through new product offerings to an expanded customer base.

The aggregate purchase price was $184,385 and represents the aggregate cash purchase price, including an estimated working capital adjustment. The premium paid in excess of the fair value of the net assets acquired was primarily for the ability to expand the Company’s oil and gas product offerings, as well as to obtain Tube Supply’s skilled, established workforce.

During 2011, the Company incurred $4,260 of direct acquisition-related costs, which are recorded in Sales, general and administrative expense.

An allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is as follows:

Purchase Price Allocation

September 30,

Current assets	$134,817
Property, plant and equipment, net	6,767
Other assets	346
Trade name	7,700
Customer relationships	48,800
Non-compete agreements	1,000
Developed technology	1,400
Goodwill	19,637

Total assets acquired	220,467

Current liabilities	33,211
Long-term liabilities	2,871

Total liabilities assumed	36,082

Total purchase price	$184,385

The purchase price allocation is preliminary and it is subject to change upon the finalization of items such as the determination of fair values of pre-acquisition contingencies, finalization of the working capital adjustments, and certain tax related matters. The acquired intangible assets have a weighted average useful life of approximately 11.4 years. Useful lives by intangible asset category are as follows: trade name – 10 years, customer relationships – 12 years, non-compete agreements – 3 years and developed technology – 3 years.

At closing, the Company entered into a lease agreement with the former owners of Tube Supply who are now the employees of the Company. At December 31, 2011, an unfavorable lease liability of $2,871 associated with the lease for a newly constructed distribution center used by Tube Supply, is recorded in other non-current liabilities. The current portion of the unfavorable lease liability in the amount of $645 is included in accrued liabilities in the consolidated balance sheets at December 31, 2011. The unfavorable lease liability resulted from the present value of the difference between the estimated fair market value and the executed contract price the Company will pay to lease the property. The unfavorable lease liability will be amortized over the life of the lease.

The goodwill and intangible assets are deductible for tax purposes.

The net sales and net income for Tube Supply during the period from December 15, 2011 through December 31, 2011 were $7,648 and $901, respectively.

The following unaudited pro forma summary presents the effect of the Acquisition during the years ended December 31, 2011 and 2010 as though the business had been acquired as of January 1, 2010:

	September 30,	September 30,
	Year ended December 31, (Unaudited)
	2011	2010

Pro forma net sales	$1,332,176	$1,069,564
Pro forma net income (loss)	7,033	(24,268)

Pro forma basic net income (loss) per share	$0.31	$(1.06)
Pro forma diluted net income (loss) per share	0.28	(1.06)

Unaudited pro forma supplemental information is based upon management estimates and judgments. The unaudited pro forma supplemental information also includes purchase accounting and interest expense adjustments and the related tax effects. The unaudited pro forma supplemental information for the year ended December 31, 2011 excludes direct acquisition-related costs of $4,260 and includes loss on extinguishment of debt of $6,153 and interest costs of $7,366 associated with the underwriting fee for debt financing and the mark-to-market adjustment for the conversion option on the convertible bonds. The unaudited pro forma supplemental information for the year ended December 31, 2010 includes direct acquisition-related costs of $4,260. These pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the period presented or of future results.

See Note 9 for detailed discussion on the Company’s new debt financing structure to finance the Acquisition.

(3) Segment Reporting

The Company distributes and performs processing on both metals and plastics. Although the distribution processes are similar, the customer markets, supplier bases and types of products are different. Additionally, the Company’s Chief Executive Officer, the chief operating decision-maker, reviews and manages these two businesses separately. As such, these businesses are considered reportable segments and are reported accordingly. Neither of the Company’s reportable segments has any unusual working capital requirements.

In its Metals segment, the Company’s marketing strategy focuses on distributing highly engineered specialty grades and alloys of metals as well as providing specialized processing services designed to meet very precise specifications. Core products include alloy, aluminum, stainless, nickel, titanium and carbon. Inventories of these products assume many forms such as plate, sheet, extrusions, round bar, hexagon bar, square and flat bar, tubing and coil. Depending on the size of the facility and the nature of the markets it serves, service centers are equipped as needed with bar saws, plate saws, oxygen and plasma arc flame cutting machinery, trepanning machinery, boring machinery, honing equipment, water-jet cutting, stress relieving and annealing furnaces, surface grinding equipment and sheet shearing equipment. This segment also performs various specialized fabrications for its customers through pre-qualified subcontractors that thermally process, turn, polish and straighten alloy and carbon bar.

The Company’s Plastics segment consists exclusively of a wholly-owned subsidiary that operates as Total Plastics, Inc. (“TPI”), headquartered in Kalamazoo, Michigan, and its wholly-owned subsidiaries. The Plastics segment stocks and distributes a wide variety of plastics in forms that include plate, rod, tube, clear sheet, tape, gaskets and fittings. Processing activities within this segment include cut-to-length, cut-to-shape, bending and forming according to customer specifications. The Plastics segment’s diverse customer base consists of companies in the retail (point-of-purchase), automotive, marine, office furniture and fixtures, safety products, life sciences applications, and general manufacturing industries. TPI has locations throughout the upper northeast and midwest regions of the U.S. and one facility in Florida from which it services a wide variety of users of industrial plastics.

The accounting policies of all segments are the same as described in Note 1. Management evaluates the performance of its business segments based on operating income.

The Company operates locations in the United States, Canada, Mexico, France, the United Kingdom, China and Singapore. No activity from any individual country outside the United States is material, and therefore, foreign activity is reported on an aggregate basis. Net sales are attributed to countries based on the location of the Company’s subsidiary that is selling direct to the customer. Company-wide geographic data as of and for the years ended December 31, 2011, 2010 and 2009 are as follows:

	September 30,	September 30,	September 30,
	2011	2010	2009

Net sales
United States	$895,165	$757,052	$673,918
All other countries	237,201	186,654	138,720

Total	$1,132,366	$943,706	$812,638

Long-lived assets
United States	$72,138	$67,427
All other countries	10,003	9,288

Total	$82,141	$76,715

Segment information as of and for the years ended December 31, 2011, 2010 and 2009 is as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,
	Net Sales	Operating Income (Loss)	Total Assets	Capital Expenditures	Depreciation & Amortization

2011
Metals segment	$1,014,130	$13,524	$729,692	$10,639	$19,329
Plastics segment	118,236	2,860	56,171	2,228	1,143
Other	—	(11,190)	36,460	—	—

Consolidated	$1,132,366	$5,194	$822,323	$12,867	$20,472

2010
Metals segment	$841,067	$(5,478)	$454,345	$6,815	$19,392
Plastics segment	102,639	3,559	47,128	757	1,257
Other	—	(7,419)	27,879	—	—

Consolidated	$943,706	$(9,338)	$529,352	$7,572	$20,649

2009
Metals segment	$726,221	$(32,130)	$488,090	$8,456	$19,943
Plastics segment	86,417	282	46,443	293	1,348
Other	—	(5,281)	23,468	—	—

Consolidated	$812,638	$(37,129)	$558,001	$8,749	$21,291

“Other” – Operating loss includes the costs of executive, legal and finance departments, which are shared by both the Metals and Plastics segments. The “Other” category’s total assets consist of the Company’s investment in joint venture.

Below are reconciliations of segment data to the consolidated financial statements:

	September 30,	September 30,	September 30,
	2011	2010	2009
Operating income (loss)	$5,194	$(9,338)	$(37,129)
Interest expense, net	(13,654)	(4,988)	(6,440)
Loss on extinguishment of debt	(6,153)	—	—

Loss before income taxes and equity in earnings of joint venture	(14,613)	(14,326)	(43,569)
Equity in earnings of joint venture	11,727	5,585	402

Consolidated loss before income taxes	$(2,886)	$(8,741)	$(43,167)

(4) Lease Agreements

The Company has operating and capital leases covering certain warehouse facilities, equipment, automobiles and trucks, with the lapse of time as the basis for all rental payments, and with a mileage factor included in the truck leases.

Future minimum rental payments under operating and capital leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2011, are as follows:

	September 30,	September 30,
	Capital	Operating
2012	$195	$15,086
2013	19	12,958
2014	—	10,996
2015	—	11,148
2016	—	10,711
Later years	—	35,861

Total future minimum rental payments	$214	$96,760

Total rental payments charged to expense were $12,362 in 2011, $13,712 in 2010, and $12,769 in 2009. Lease extrication charges of $1,215 associated with the consolidation of two of the Company’s facilities in the Metals segment were included in total rental payments charged to expense in 2010 within Warehouse, processing and delivery expense in the consolidated statements of operations. There were no lease extrication charges in 2011 and 2009. Total gross value of property, plant and equipment under capital leases was $2,698 and $2,667 in 2011 and 2010, respectively.

At December 31, 2011 and 2010, the Company had recorded deferred gains associated with sale leaseback transactions of $1,553 and $2,052, respectively, in other non-current liabilities. The current portion of the deferred gains associated with the sale leaseback transactions in the amount of $852 is included in accrued liabilities in the consolidated balance sheets at December 31, 2011 and 2010. The total expense associated with these leases for 2011, 2010 and 2009 was $1,627, $1,527 and $1,529, respectively.

(5) Employee Benefit Plans

Pension Plans

Substantially all employees who meet certain requirements of age, length of service and hours worked per year are covered by Company-sponsored pension plans and supplemental pension plan (collectively, the “pension plans”). These pension plans are defined benefit, noncontributory plans. Benefits paid to retirees are based upon age at retirement, years of credited service and average earnings. The Company also has a supplemental pension plan, which is a non-qualified, unfunded plan. The Company uses a December 31 measurement date for the pension plans.

During 2008, the supplemental pension plan was amended and the Company-sponsored pension plans were frozen for all employees except for employees of certain subsidiaries and employees represented by the United Steelworkers of America.

The assets of the Company-sponsored pension plans are maintained in a single trust account.

The Company’s funding policy is to satisfy the minimum funding requirements of the Employee Retirement Income Security Act of 1974, commonly called ERISA.

Components of net periodic pension benefit cost are as follows:

	September 30,	September 30,	September 30,
	2011	2010	2009
Service cost	$539	$623	$617
Interest cost	7,393	7,456	7,511
Expected return on assets	(10,054)	(9,342)	(9,010)
Amortization of prior service cost	324	231	240
Amortization of actuarial loss	229	237	151

Net periodic pension credit	$(1,569)	$(795)	$(491)

The expected 2012 amortization of pension prior service cost and actuarial loss is $324 and $594, respectively.

The status of the plans at December 31, 2011 and 2010 are as follows:

	September 30,	September 30,
	2011	2010

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$144,235	$132,760
Service cost	539	623
Interest cost	7,393	7,456
Plan change	—	819
Benefit payments	(6,151)	(6,057)
Actuarial loss	18,391	8,634

Projected benefit obligation at end of year	$164,407	$144,235

Change in plan assets:
Fair value of plan assets at beginning of year	$157,996	$148,152
Actual return on assets	22,867	15,675
Employer contributions	226	226
Benefit payments	(6,151)	(6,057)

Fair value of plan assets at end of year	$174,938	$157,996

Funded status – net prepaid	$10,531	$13,761

Amounts recognized in the consolidated balance sheets consist of:
Prepaid pension cost	$15,956	$18,580
Accrued liabilities	(219)	(220)
Pension and postretirement benefit obligations	(5,206)	(4,600)

Net amount recognized	$10,531	$13,761

Pre-tax components of accumulated other comprehensive icome (loss):
Unrecognized actuarial loss	$(23,131)	$(17,782)
Unrecognized prior service cost	(1,942)	(2,266)

Total	$(25,073)	$(20,048)

Accumulated benefit obligation	$163,874	$143,778

For the plan with an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $5,425, $5,425 and $0, respectively, at December 31, 2011; and $4,819, $4,819 and $0, respectively, at December 31, 2010.

The assumptions used to measure the projected benefit obligations for the Company’s defined benefit pension plans are as follows:

	September 30,	September 30,
	2011	2010
Discount rate	4.25%	5.25%
Projected annual salary increases	0 - 3.00	0 - 3.00

The assumptions used to determine net periodic pension benefit costs are as follows:

	September 30,	September 30,	September 30,
	2011	2010	2009
Discount rate	5.25%	5.75%	6.25%
Expected long-term rate of return on plan assets	6.50	6.50	6.50
Projected annual salary increases	0 - 3.00	0 - 3.00	0 - 3.00

The Company’s expected return on plan assets is derived from reviews of asset allocation strategies and historical and anticipated future long-term performance of individual asset classes. The Company’s analysis gives consideration to historical returns and long-term, prospective rates of return.

The Company’s pension plan assets are allocated entirely to fixed income securities at December 31, 2011 and 2010.

The Company’s pension plans’ funds are managed in accordance with investment policies recommended by its investment advisor and approved by the Human Resources Committee of the Board of Directors. The overall target portfolio allocation is 100% fixed income securities. These funds’ conformance with style profiles and performance is monitored regularly by management, with the assistance of the Company’s investment advisor. Adjustments are typically made in the subsequent quarters when investment allocations deviate from the target range. The investment advisor provides quarterly reports to management and the Human Resources Committee of the Board of Directors.

The fair values of the Company’s pension plan assets fall within the following levels of the fair value hierarchy as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,
	Level 1	Level 2	Level 3	Total
Fixed income securities (1)	$9,949	$172,694	$—	$182,643
Accounts payable – pending trades				(7,705)

Total				$174,938

(1)	Fixed income securities are comprised of corporate bonds (74%), government bonds (16%), government agencies securities (7%) and other fixed income securities (3%).

The fair values of the Company’s pension plan assets fall within the following levels of the fair value hierarchy as of December 31, 2010:

	September 30,	September 30,	September 30,	September 30,
	Level 1	Level 2	Level 3	Total
Fixed income securities (2)	$4,884	$157,319	$—	$162,203
Accounts payable – pending trades				(4,207)

Total				$157,996

(2)	Fixed income securities are comprised of corporate bonds (75%), government bonds (13%), government agencies securities (9%) and other fixed income securities (3%). For 2010, fixed income assets were primarily classified as Level 2.

The following table represents the change in fair value of Level 3 assets in 2010:

September 30,
2010
Fair value as of January 1	$4,863
Income earned, net	60
Realized gain	376
Unrealized loss	—
Purchases, sales, issuances and settlements, net	(5,299)

Fair value as of December 31	$—

There were no Level 3 assets during 2011.

The estimated future pension benefit payments are:

September 30,
2012	$7,314
2013	7,725
2014	7,966
2015	8,568
2016	8,878
2017 — 2021	49,505

Postretirement Plan

The Company also provides declining value life insurance to its retirees and a maximum of three years of medical coverage to qualified individuals who retire between the ages of 62 and 65. The Company does not fund these benefits in advance, and uses a December 31 measurement date.

Components of net periodic postretirement benefit cost for 2011, 2010 and 2009 were as follows:

	September 30,	September 30,	September 30,
	2011	2010	2009
Service cost	$164	$177	$169
Interest cost	222	219	224
Amortization of prior service cost	—	29	47
Amortization of actuarial gain	—	(16)	(16)

Net periodic postretirement benefit cost	$386	$409	$424

The expected 2012 amortization of postretirement prior service cost and actuarial gain are insignificant.

The status of the postretirement benefit plans at December 31, 2011 and 2010 were as follows:

	September 30,	September 30,
	2011	2010
Change in accumulated postretirement benefit obligations:
Accumulated postretirement benefit obligation at beginning of year	4,339	$3,919
Service cost	165	177
Interest cost	222	219
Benefit payments	(100)	(200)
Actuarial loss	9	224

Accumulated postretirement benefit obligation at end of year	$4,635	$4,339

Funded status – net liability	$(4,635)	$(4,339)

Amounts recognized in the consolidated balance sheets consist of:
Accrued liabilities	$(218)	$(231)
Pension and postretirement benefit obligations	(4,417)	(4,108)

Net amount recognized	$(4,635)	$(4,339)

Pre-tax components of accumulated other comprehensive income (loss):
Unrecognized actuarial gain	$266	$276

Total	$266	$276

The assumed health care cost trend rates for medical plans at December 31 were as follows:

	September 30,	September 30,	September 30,
	2011	2010	2009
Medical cost trend rate	8.50%	8.00%	9.00%
Ultimate medical cost trend rate	5.00	5.00	5.00
Year ultimate medical cost trend rate will be reached	2018	2013	2013

A 1% increase in the health care cost trend rate assumptions would have increased the accumulated postretirement benefit obligation at December 31, 2011 by $292 with no significant impact on the annual periodic postretirement benefit cost. A 1% decrease in the health care cost trend rate assumptions would have decreased the accumulated postretirement benefit obligation at December 31, 2011 by $264 with no significant impact on the annual periodic postretirement benefit cost. The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 3.75% in 2011 and 5.25% in 2010. The weighted average discount rate used in determining net periodic postretirement benefit costs were 5.25% in 2011, 5.75% in 2010, 6.25% in 2009.

Retirement Savings Plan

The Company’s retirement savings plan includes features under Section 401(k) of the Internal Revenue Code. Effective July 1, 2011, the Company’s 401(k) matching contribution was increased to 100% of each dollar on eligible employee contributions up to the first 6% of the employee’s pre-tax compensation and the Company’s fixed contribution of 4% of eligible earnings for all employees was eliminated. Company contributions cliff vest after two years of employment.

The amounts expensed are summarized below:

	September 30,	September 30,	September 30,
	2011	2010	2009

Supplemental contributions and 401(k) match	$4,414	$1,634	$2,060

(6) Joint Venture

Kreher Steel Co., LLC is a 50% owned joint venture of the Company. It is a metals distributor of bulk quantities of alloy, special bar quality and stainless steel bars, headquartered in Melrose Park, Illinois.

The following information summarizes the Company’s participation in the joint venture as of and for the year ended December 31:

	September 30,	September 30,	September 30,
	2011	2010	2009
Equity in earnings of joint venture	$11,727	$5,585	$402
Investment in joint venture	36,460	27,879	23,468
Sales to joint venture	362	973	486
Purchases from joint venture	884	223	118

The following information summarizes financial data for this joint venture as of and for the year ended December 31:

	September 30,	September 30,	September 30,
	2011	2010	2009
Revenues	$269,657	$188,107	$108,963
Net income	23,643	11,035	803
Current assets	111,263	71,611	50,604
Non-current assets	22,979	17,880	17,661
Current liabilities	59,952	32,828	19,852
Non-current liabilities	3,089	2,872	3,137
Members’ equity	71,199	53,791	45,275
Capital expenditures	6,736	2,271	249
Depreciation and amortization	1,603	1,720	1,830

(7) Income Taxes

Loss before income taxes and equity in earnings of joint venture generated by the Company’s U.S. and non-U.S. operations were as follows:

	September 30,	September 30,	September 30,
	2011	2010	2009
U.S	$(26,321)	$(19,420)	$(40,465)
Non-U.S.	11,708	5,094	(3,104)

The Company’s income tax benefit is comprised of the following:

	September 30,	September 30,	September 30,
	2011	2010	2009
Federal – current	$(1,204)	$6,823	$(27,641)
– deferred	(2,041)	(11,270)	14,611
State – current	461	17	(752)
– deferred	(1,218)	(186)	(1,396)
Foreign – current	2,970	1,464	970
– deferred	(94)	51	(2,056)

	$(1,126)	$(3,101)	$(16,264)

The reconciliation between the Company’s effective tax rate on income and the U.S. federal income tax rate of 35% is as follows:

	September 30,	September 30,	September 30,
	2011	2010	2009
Federal income tax at statutory rates	$(5,115)	$(5,014)	$(15,248)
State income taxes, net of federal income tax benefits	(1,007)	(313)	(1,561)
Federal and state income tax on joint venture	4,478	2,158	154
Impairment of goodwill	—	—	475
Rate differential on foreign income	(726)	(755)	—
Tax on permanent differences	2,213	326	525
Unrecognized tax benefits	(576)	424	(1,422)
State rate changes	(478)	—	—
Other	85	73	813

Income tax benefit	$(1,126)	$(3,101)	$(16,264)

Effective income tax expense rate	7.7%	21.7%	37.3%

Significant components of the Company’s deferred tax liabilities and assets are as follows:

	September 30,	September 30,
	2011	2010
Deferred tax liabilities:
Depreciation	$8,307	$5,634
Inventory	1,695	5,364
Pension	5,742	6,940
Intangible assets and goodwill	16,486	21,464
Other, net	1,475	—

Total deferred tax liabilities	$33,705	$39,402

Deferred tax assets:
Postretirement benefits	3,675	$3,365
Deferred compensation	1,916	1,156
Deferred gain	271	603
Impairments	1,311	1,430
Net operating loss carryforward	2,635	2,329
Other, net	—	1,304

Total deferred tax assets	$9,808	$10,187

Net deferred tax liabilities	$23,897	$29,215

As of December 31, 2011 and December 31, 2010, the Company had estimated federal net operating losses (“NOLs”) of $0 and $1,557, respectively, available to offset past and future federal taxable income. These NOLs expire in year 2030. The Company was able to carryback the federal NOL to prior years.

As of December 31, 2011 and December 31, 2010, the Company had estimated state NOLs of $22,146 and $12,165, respectively. The state NOLs expire in years 2015 to 2031.

As of December 31, 2011 and December 31, 2010, the Company had estimated foreign NOLs of $2,541 and $3,359, respectively. Foreign NOLs of $1,652 do not expire. Foreign NOL of $181 expires in 2013 and $708 in 2014.

Based on all available evidence, including historical and forecasted financial results, the Company determined that it is more likely than not that the state and foreign NOLs that have expiration dates will be realized due to the fact that the Company anticipates it will be able to have sufficient earnings in future years to use the NOL carryforwards prior to expiration. To the extent that the Company does not generate sufficient state or foreign taxable income within the statutory carryforward periods to utilize the NOL carryforwards in the respective jurisdictions, they will expire unused. However, based upon all available evidence, the Company has concluded that it will utilize these NOL carryforwards prior to the expiration period.

The following table shows the net change in the Company’s unrecognized tax benefits:

	September 30,	September 30,	September 30,
	2011	2010	2009

Balance as of January 1	$1,465	$726	$2,273
Increases (decreases) in unrecognized tax benefits:
Due to tax positions taken in prior years	91	729	272
Due to tax positions taken during the current year	60	44	—
Due to settlement with tax authorities	—	(34)	(1,187)
Due to expiration of statute	(755)	—	(632)

Balance as of December 31	$861	$1,465	$726

Unrecognized tax benefits of $861, $950 and $468 would impact the effective tax rate if recognized as of December 31, 2011, 2010 and 2009, respectively. The Company had accrued interest and penalties related to unrecognized tax benefits of $116 and $171 at December 31, 2011 and 2010, respectively. The interest and penalties recorded by the Company were insignificant for the years ended December 31, 2011, 2010 and 2009.

During 2011 and 2009, statutes expired on certain unrecognized tax benefits of the Company. The reversal of the reserve of these unrecognized tax benefits was recorded as a component of overall income tax benefit for the years ended December 31, 2011 and 2009, respectively.

The Company or its subsidiaries files income tax returns in the U.S., 29 states and 7 foreign jurisdictions. During 2009, the Internal Revenue Service (“IRS”) completed the examination of the Company’s 2005 and 2006 U.S. federal income tax returns. In connection with this examination, the Company settled with the IRS regarding certain tax positions including the Company’s federal income tax inventory costing methodologies. As a result of the settlement, the Company did not recognize a significant amount of additional tax expense during the year ended December 31, 2009.

The tax years 2008 through 2011 remain open to examination by the major taxing jurisdictions to which the Company is subject. Audits of the Company’s 2008 and 2009 U.S. federal income tax returns commenced during the second quarter of 2011. To date, no material issues have been raised. During 2011, the Company recognized $423 of tax benefits, excluding interest, due to the expiration of the statute of limitations for uncertain tax positions taken in prior years. Due to the potential for resolution of the examination or expiration of statutes of limitations, it is reasonably possible that the Company’s gross unrecognized tax benefits may change within the next 12 months by a range of zero to $801.

The Company received its 2010 federal tax refund of $2,025 during February 2012 and its 2009 federal income tax refund of $6,344 during January 2011.

(8) Goodwill and Intangible Assets

The changes in carrying amounts of goodwill during the years ended December 31, 2011 and 2010 were as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2011			2010
	Metals Segment	Plastics Segment	Total	Metals Segment	Plastics Segment	Total

Balance as of January 1
Goodwill	97,354	12,973	110,327	97,316	12,973	110,289
Accumulated impairment losses	(60,217)	—	(60,217)	(60,217)	—	(60,217)

	$37,137	$12,973	$50,110	$37,099	$12,973	$50,072

Acquisition of Tube Supply	19,637	—	19,637	—	—	—
Impairment losses	—	—	—	—	—	—
Currency valuation	154	—	154	38	—	38
Balance as of December 31
Goodwill	117,145	12,973	130,118	97,354	12,973	110,327
Accumulated impairment losses	(60,217)	—	(60,217)	(60,217)	—	(60,217)

	$56,928	$12,973	$69,901	$37,137	$12,973	$50,110

The Company’s annual test for goodwill impairment is completed as of January 1st each year. Based on its January 1, 2011 test, the Company determined that there was no impairment of goodwill. The Company’s year-to-date operating results, among other factors, are considered in determining whether it is more likely than not that the fair value for any reporting unit has declined below its carrying value, which would require the Company to perform an interim goodwill impairment test. Due to the difference between the fair value and carrying value of the Aerospace reporting unit being below 10% as of January 1, 2011 combined with certain market factors and the significant decline in the Company’s stock price during December of 2011, the Company determined that it may be more likely than not that a goodwill impairment existed in the Aerospace reporting unit as of December 31, 2011. Therefore, an interim step one impairment test was performed on the Aerospace reporting unit as of that date. The Company concluded that its fair value exceeded its carrying value again by less than 10%. Another recession or economic declines in specific industries could change management’s expectations of future financial results and/or key valuation assumptions used in determining the fair-value of its reporting units, which could result in a goodwill impairment.

During the fourth quarter of 2009, the Company determined that it was more likely than not that goodwill was impaired and therefore, the Company performed an interim goodwill impairment analysis as of December 31, 2009. The Company recorded a non-cash charge of $1,357 related to the Oil & Gas reporting unit during the fourth quarter of 2009. The charge was non-deductible for tax purposes.

The following summarizes the components of intangible assets at December 31, 2011 and 2010:

	September 30,	September 30,	September 30,	September 30,
	2011		2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$118,567	$34,960	$69,452	$28,025
Non-compete agreements	3,888	2,902	2,888	2,888
Trade names	8,249	410	378	378
Developed technology	1,400	19	—	—

Total	$132,104	$38,291	$72,718	$31,291

The weighted-average amortization period for the intangible assets is 10.8 years, 11.3 years for customer relationships, 9.4 years for trade names, 3 years for non-compete agreements and 3 years for developed technology. Substantially all of the Company’s intangible assets were acquired as part of the acquisitions of Transtar on September 5, 2006 and Tube Supply on December 15, 2011.

For the years ended December 31, 2011, 2010, and 2009, the aggregate amortization expense was $6,867, $7,071 and $7,441, respectively.

The following is a summary of the estimated annual amortization expense for each of the next 5 years:

September 30,
2012	$11,842
2013	11,842
2014	11,808
2015	11,042
2016	11,042

(9) Debt

Short-term and long-term debt consisted of the following at December 31, 2011 and 2010:

	September 30,	September 30,
	2011	2010

SHORT-TERM DEBT
Foreign	$500	$—

Total short-term debt	500	—

LONG-TERM DEBT
Senior Secured Notes, net of unamortized discount	217,125	—
Convertible Notes, net of unamortized discount and including derivative liability	61,563	—
New Revolving Credit Facility	35,500	—
6.76% Insurance Company Loan due in scheduled installments through 2015	—	42,835
U.S. Revolver B	—	25,704
Other, primarily capital leases	244	600

Total long-term debt	314,432	69,139
Less current portion	(192)	(8,012)

Total long-term portion	314,240	61,127

TOTAL SHORT-TERM AND LONG-TERM DEBT	$314,932	$69,139

During December, 2011, in conjunction with the completion of the Acquisition (see Note 2), the Company issued $225,000 aggregate principal amount of 12.75% Senior Secured Notes due 2016 (the “Secured Notes”), issued $57,500 aggregate principal amount of 7.0% Convertible Senior Notes due 2017 (the “Convertible Notes”) and entered into a $100,000 senior secured asset based revolving credit facility (the “New Revolving Credit Facility”). Net proceeds from these transactions (collectively referred to as the “Debt Transactions”) were used to complete the Acquisition, repay existing debt and for general corporate purposes. The Company incurred debt origination fees of $17,519 associated with the Debt Transactions which are being amortized using the effective interest method and recognized interest expense of $3,375 for underwriting fees associated with the debt financing. The Company recognized a loss of $6,153 on the extinguishment of its previously existing debt which included prepayment fees and the write-off of previously existing deferred financing costs.

Secured Notes

The Secured Notes were issued pursuant to an indenture, dated as of December 15, among the Company, certain subsidiaries of the Company (the “Note Guarantors”) and U.S. Bank National Association, as trustee and as collateral agent. The Secured Notes were issued by the Company at an initial offering price equal to 96.5% of the principal amount, for gross proceeds of $217,125, which represents an effective interest rate of 13.741%. The Secured Notes contain registration rights which requires the Company to file one or more registration statements no later than April 13, 2012 enabling holders of the Secured Notes to exchange their unregistered Secured Notes for registered, publicly traded notes with substantially identical terms.

The Secured Notes will mature on December 15, 2016. The Company will pay interest on the Secured Notes at a rate of 12.75% per annum in cash semi-annually beginning on June 15, 2012. The Secured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by the Note Guarantors. The Secured Notes and the related guarantees are secured by a lien on substantially all of the Company’s and the Note Guarantors’ assets, subject to certain exceptions and permitted liens pursuant to a pledge and security agreement. However, the security interest in such assets that secure the Secured Notes and the related guarantees are contractually subordinated to liens thereon that secure the New Revolving Credit Facility (described below) by means of an intercreditor agreement. The Secured Notes are also secured by a pledge of capital stock of all of the Company’s domestic subsidiaries and all of the domestic subsidiaries of the Note Guarantors and up to 65% of the voting stock of certain of the Company’s foreign subsidiaries.

On or after December 15, 2014, the Company may redeem some or all of the Secured Notes at a redemption premium of 106.375% of the principal amount for the 12-month period beginning December 15, 2014 and 100% thereafter, plus accrued and unpaid interest. Prior to December 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the Secured Notes at a redemption price of 112.75% of the principal amount, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. In addition, the Company may, at its option, redeem some or all of the Secured Notes at any time prior to December 15, 2014, by paying a “make-whole” premium, plus accrued and unpaid interest.

The Secured Notes also contain a provision that allows holders of the Secured Notes to require the Company to repurchase all or any part of the Secured Notes if a change of control triggering event occurs. Under this provision, the repurchase of the Secured Notes will occur at a purchase price of 101% of the outstanding principal amount, plus accrued and unpaid interest, if any, on such Secured Notes to the date of repurchase. In addition, upon certain asset sales, the Company may be required to offer to use the net proceeds thereof to purchase some of the Secured Notes at 100% of the principal amount thereof, plus accrued and unpaid interest.

Subject to certain conditions, within 95 days after the end of each fiscal year, the Company must make an offer to purchase Secured Notes with certain of its excess cash flow for such fiscal year, commencing with the fiscal year ending December 31, 2012, at 103% of the principal amount thereof, plus accrued and unpaid interest.

The terms of the Secured Notes contain numerous covenants imposing financial and operating restrictions on the Company’s business. These covenants place restrictions on the Company’s ability and the ability of its subsidiaries to, among other things, pay dividends, redeem stock or make other distributions or restricted payments; incur indebtedness or issue common stock; make certain investments; create liens; agree to payment restrictions affecting certain subsidiaries; consolidate or merge; sell or otherwise transfer or dispose of assets, including equity interests of certain subsidiaries; enter into transactions with affiliates; enter into sale and leaseback transactions; and use the proceeds of permitted sales of the Company’s assets. As of December 31, 2011, no cash dividends could have been paid by the Company under provisions of the Secured Notes agreement.

Convertible Notes

The $50,000 Convertible Notes were issued pursuant to an indenture, dated as of December 15, 2011, among the Company, the Note Guarantors and U.S. Bank National Association, as trustee. The Convertible Notes were issued by the Company at an initial offering price equal to 100% of the principal amount. The Company granted the initial purchaser in the Convertible Notes offering an option, exercisable within 30 days, to purchase up to an additional $7,500 aggregate principal amount of Convertible Notes. The initial purchaser exercised their option in full and, on December 20, 2011, the Company issued an additional $7,500 aggregate principal amount of Convertible Notes.

The Convertible Notes will mature on December 15, 2017. The Company will pay interest on the Convertible Notes at a rate of 7.0% in cash semi-annually beginning on June 15, 2012. The Convertible Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Note Guarantors. The initial conversion rate for the Convertible Notes will be 97.2384 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes, equivalent to an initial conversion price of approximately $10.28 per share of common stock. The conversion rate will be subject to adjustment, but will not be adjusted for accrued and unpaid interest, if any. In addition, if an event constituting a fundamental change occurs, the Company will in some cases increase the conversion rate for a holder that elects to convert its Convertible Notes in connection with such fundamental change. Upon conversion, the Company will pay and/or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, together with cash in lieu of fractional shares.

Holders may convert their Convertible Notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding June 15, 2017 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such day; (2) during any calendar quarter (and only during such calendar quarter) after the calendar quarter ending

December 31, 2011, if the last reported sale price of the Company’s common stock for 20 or more trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the applicable conversion price in effect for each applicable trading day; (3) upon the occurrence of specified corporate events, including certain dividends and distributions; or (4) if the Company calls the Convertible Notes for redemption on or after December 20, 2015. The Convertible Notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, June 15, 2017 through the second scheduled trading day immediately preceding the maturity date.

The Company may not elect to issue shares of common stock upon conversion of the Convertible Notes to the extent such election would result in the issuance of more than 19.99% of the common stock outstanding immediately before the issuance of the Convertible Notes until the Company receives shareholder approval for such issuance and shareholder approval of the increase in the number of shares of common stock authorized and available for issuance upon conversion of the Convertible Notes. Since the Company does not have sufficient authorized shares available to share-settle the conversion option in full, the embedded conversion option does not qualify for equity classification and instead is separately valued and accounted for as a derivative liability. The initial value allocated to the derivative liability was $22,330 of the $57,500 principal amount of the Convertible Notes, which represents a discount to the debt to be amortized through interest expense using the effective interest method through the maturity of the Convertible Notes. Accordingly, the effective interest rate used to amortize the debt discount on the Convertible Notes is 17.78%. During each reporting period, the derivative liability is marked to fair value through earnings. As of December 31, 2011, the derivative liability, which is classified in long-term debt, had a fair value of $26,440. If the Company receives shareholder approval for the issuance of common stock in excess of the 19.99% limitation and for the increase in the number of shares of common stock authorized and available for issuance upon conversion of the Convertible Notes so the conversion option can be share-settled in full, the conversion option may qualify for equity classification and the bifurcated derivative liability would no longer need to be accounted for as a separate derivative on a prospective basis from the date of reassessment. Any remaining debt discount that arose at the date of debt issuance from the original bifurcation will continue to be amortized through interest expense.

Upon a fundamental change, subject to certain exceptions, holders may require the Company to repurchase some or all of their Convertible Notes for cash at a repurchase price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus any accrued and unpaid interest.

The Company may not redeem the Convertible Notes prior to December 20, 2015. On or after December 20, 2015, the Company may redeem all or part of the Convertible Notes (except for the Convertible Notes that we are required to repurchase as described above) if the last reported sale price of the Company’s common stock exceeds 135% of the applicable conversion price for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The redemption price will equal the sum of 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, plus a “make-whole premium” payment. The Company must make the make-whole premium payments on all Convertible Notes called for redemption including Convertible Notes converted after the date we delivered the notice of redemption. The Company will pay the redemption price in cash except for any non-cash portion of the make-whole premium.

New Revolving Credit Facility

The New Revolving Credit Facility consists of a $100,000 senior secured asset-based revolving credit facility (subject to adjustment pursuant to a borrowing base described below), of which (a) up to an aggregate principal amount of $20,000 will be available for a Canadian subfacility, (b) up to an aggregate principal amount of $20,000 will be available for letters of credit and (c) up to an aggregate principal amount of $10,000 will be available for swingline loans. Loans under the New Revolving Credit Facility will be made available to the Company and certain domestic subsidiaries (the “U.S. Borrowers”) in U.S. dollars and the Canadian Borrowers in U.S. dollars and Canadian dollars. The New Revolving Credit Facility will mature on December 15, 2015.

All obligations of the U.S. Borrowers under the New Revolving Credit Facility are guaranteed on a senior secured basis by each direct and indirect, existing and future, domestic subsidiary of the U.S. Borrowers (the “U.S. Subsidiary Guarantors” and together with the U.S. Borrowers, the “U.S. Credit Parties”), subject to certain exceptions for immaterial subsidiaries. All obligations of the Canadian Borrowers under the New Revolving Credit Facility are guaranteed on a senior secured basis by (a) each U.S. Credit Party and (b) each direct and indirect, existing and future, Canadian subsidiary of the Company (the “Canadian Subsidiary Guarantors” and together with the Canadian Borrowers, the “Canadian Credit Parties”; and the U.S. Credit Parties together with the Canadian Credit Parties, the “Credit Parties”), subject to certain exceptions.

All obligations under the New Revolving Credit Facility are secured on a first-priority basis by a perfected security interest in substantially all assets of the Credit Parties (subject to certain exceptions for permitted liens). The New Revolving Credit Facility will rank pari passu in right of payment with the Secured Notes, but, pursuant to the intercreditor agreement, the Secured Notes will be effectively subordinated to the indebtedness under the New Revolving Credit Facility with respect to the collateral.

At the Company’s election, borrowings under the New Revolving Credit Facility will bear interest at variable rates based on (a) a customary base rate plus an applicable margin of between 0.50% and 1.00% (depending on quarterly average undrawn availability under the New Revolving Credit Facility) or (b) an adjusted LIBOR rate plus an applicable margin of between 1.50% and 2.00% (depending on quarterly average undrawn availability under the New Revolving Credit Facility). The Company will pay certain customary recurring fees with respect to the New Revolving Credit Facility.

The New Revolving Credit Facility permits the Company to increase the aggregate amount of the commitments under the New Revolving Credit Facility from time to time in an aggregate amount for all such increases not to exceed $50,000, subject to certain conditions. The existing lenders under the New Revolving Credit Facility are not obligated to provide the incremental commitments.

The New Revolving Credit facility contains a springing financial maintenance covenant requiring the Company to maintain the ratio of EBITDA (as defined in the agreement) to fixed charges of 1.1 to 1.0 when excess availability is less than the greater of 10% of the calculated borrowing base (as defined in the agreement) or $10,000. In addition, if excess availability is less than the greater of 12.5% of the calculated borrowing base (as defined in the agreement) or $12,500, the lender has the right to take full dominion of the Company’s cash collections and apply these proceeds to outstanding loans under the New Revolving Credit Agreement. As of December 31, 2011, the Company’s excess availability of $55,296 was above such thresholds.

Net interest expense reported on the consolidated statements of operations was reduced by interest income from investment of excess cash balances of $254 in 2011, $201 in 2010 and $163 in 2009.

(10) Fair Value Measurements

The three-tier value hierarchy the Company utilizes, which prioritizes the inputs used in the valuation methodologies, is:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants.

The fair value of cash, accounts receivable and accounts payable approximate their carrying values. The fair value of cash equivalents are determined using the fair value hierarchy described above. Cash equivalents consisting of money market funds are valued based on quoted prices in active markets and as a result are classified as Level 1. The Company’s pension plan asset portfolio as of December 31, 2011 and 2010 is primarily invested in fixed income securities, which generally fall within Level 2 of the fair value hierarchy. Refer to Note 5 for pension fair value disclosures.

Fair Value Measurements of Debt

The fair value of the Company’s fixed rate debt as of December 31, 2011 was estimated to be $253,883 compared to a carrying value of $252,427. The fair value for the Senior Secured Notes is determined based on recent trades of the bonds and fall within level 2 of the fair value hierarchy. The fair value of the Convertible Notes, which fall within level 3 of the fair value hierarchy, is determined based on similar debt instruments that do not contain a conversion feature. The estimated fair value of the derivative liability for the conversion feature (refer to table below) is computed using a binomial lattice model using the Company’s historical volatility over the term corresponding to the remaining contractual term of the Convertible Notes and observed spreads of similar debt instruments that do not include a conversion feature. As of December 31, 2011, the estimated fair value of the Company’s debt outstanding under its revolving credit facilities, which falls within level 3 of the fair value hierarchy, is $32,918 compared to its carrying value of $36,000, assuming the current amount of debt outstanding at the end of the year was outstanding until the maturity of the Company’s facility in December 2015. Although borrowings could be materially greater or less than the current amount of borrowings outstanding at the end of the year, it is not practical to estimate the amounts that may be outstanding during the future periods since there is no predetermined borrowing or repayment schedule.

Fair Value Measurements of Commodity Hedges

During the second quarter of 2011, the Company implemented a commodity hedging program to mitigate risks associated with certain commodity price fluctuations. At December 31, 2011, the Company had executed forward contracts that extend through 2015. The counterparty to these contracts is not considered a credit risk by the Company. At December 31, 2011, the notional value associated with forward contracts was $15,486. The Company recorded losses of $2,377 during the year ended December 31, 2011 as a result of the decline in the fair value of the contracts during the period. Refer to Note 12 for letters of credit outstanding for collateral associated with commodity hedges.

The Company uses information which is representative of readily observable market data when valuing derivatives liabilities associated with commodity hedges. The derivative liabilities are classified as Level 2 in the table below.

The assets and liabilities measured at fair value on a recurring basis were as follows:

	September 30,	September 30,	September 30,	September 30,
	Level 1	Level 2	Level 3	Total

As of December 31, 2011:
Derivative liability for commodity hedges	$—	$2,331	$—	$2,331

Derivative liability for conversion feature associated with convertible debt	$—	$—	$26,440	$26,440

As of December 31, 2010:
Cash equivalents	$6,350	$—	$—	$6,350

The following reconciliation represents the change in fair value of Level 3 assets between December 31, 2010 and December 31, 2011:

September 30,
Derivative liability for conversion feature associated with convertible debt

Fair value as of December 31, 2010	$—
Fair value of debt on issuance date	22,449
Mark-to-market adjustment on conversion feature	3,991

Fair value as of December 31, 2011	$26,440

(11) Share-based Compensation

The Company accounts for its share-based compensation arrangements by recognizing compensation expense for the fair value of the share awards granted ratably over their vesting period. The consolidated compensation cost recorded for the Company’s share-based compensation arrangements was $4,349, $2,411 and $1,370 for 2011, 2010 and 2009, respectively. The total income tax benefit recognized in the consolidated statements of operations for share-based compensation arrangements was $1,534, $831 and $530 in 2011, 2010 and 2009, respectively. All compensation expense related to share-based compensation arrangements is recorded in sales, general and administrative expense. The unrecognized compensation cost as of December 31, 2011 associated with all share-based payment arrangements is $5,560 and the weighted average period over which it is to be expensed is 1.3 years.

Restricted Stock, Stock Option and Equity Compensation Plans – The Company maintains certain long-term stock incentive and stock option plans for the benefit of officers, directors and other key management employees. A summary of the authorized shares under these plans is detailed below:

September 30,
Plan Description	Authorized Shares
1995 Directors Stock Option Plan	188
1996 Restricted Stock and Stock Option Plan	938
2000 Restricted Stock and Stock Option Plan	1,200
2004 Restricted Stock, Stock Option and Equity Compensation Plan	1,350
2008 A. M. Castle & Co. Omnibus Incentive Plan (amended and restated as of April 28, 2011)	2,750

Long-Term Compensation and Incentive Plans

On March 2, 2011, the Human Resources Committee (the “Committee”) of the Board of Directors of the Company approved equity awards under the Company’s 2011 Long-Term Compensation Plan (“2011 LTC Plan”) for executive officers and other select personnel. The 2011 LTC Plan awards included restricted stock units (“RSUs”) and performance share units (“PSUs”). All 2011 LTC Plan awards are subject to the terms of the Company’s 2008 A.M. Castle & Co. Omnibus Incentive Plan.

On March 18, 2010, the Committee approved equity awards under the Company’s 2010 Long-Term Compensation Plan (“2010 LTC Plan”) for executive officers and other select personnel. The 2010 LTC Plan awards included RSUs, PSUs, and stock options. All 2010 LTC Plan awards are subject to the terms of the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan, amended and restated as of December 9, 2010. In addition to the 2010 LTC Plan, the Company maintains a 2009 Long-Term Incentive Plan (“LTI Plan”) for executive officers and other select personnel under which they may receive share-based awards.

Unless covered by a specific change-in-control or severance agreement, participants to whom RSUs, performance shares and other non-vested shares have been granted must be employed by the Company on the vesting date or at the end of the performance period, respectively, or the award will be forfeited. However, for stock option awards, unless a participant is covered by a specific change-in-control or severance agreement, options are forfeited in the event of the termination of employment other than by reason of disability or a retirement.

Compensation expense is recognized based on management’s estimate of the total number of share-based awards expected to vest at the end of the service period.

Restricted Share Units and Non-Vested Shares

The RSUs granted under the 2011 and 2010 LTC Plans will cliff vest on December 31, 2013 and December 31, 2012, respectively. Each RSU that becomes vested entitles the participant to receive one share of the Company’s common stock. The number of shares delivered may be reduced by the number of shares required to be withheld for federal and state withholding tax requirements (determined at the market price of Company shares at the time of payout). The Company’s 2009 LTI Plan also included issuance of approximately 187 non-vested share awards. Approximately 142 shares associated with the 2009 LTI Plan cliff vested on December 31, 2011. The remaining outstanding non-vested share balance primarily consists of shares issued to the Board of Directors during the second quarter of 2011. The Director shares vest during the second quarter of 2012.

The fair value of the RSUs and non-vested shares is established using the market price of the Company’s stock on the date of grant.

A summary of the RSU and non-vested share activity is as follows:

	September 30,	September 30,	September 30,	September 30,
	Shares		Units
	Shares	Weighted-Average Grant Date Fair Value	Units	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2011	234	$13.52	141	$12.07
Granted	33	$18.95	112	$17.13
Forfeited	(12)	$6.37	(12)	$14.38
Vested	(217)	$13.66	(9)	$12.07

Outstanding at December 31, 2011	38	$18.74	232	$14.39

Expected to vest at December 31, 2011	38	$18.74	219	$14.19

The unrecognized compensation cost as of December 31, 2011 associated with RSU and non-vested share awards is $1,937. The total fair value of shares vested during the years ended December 31, 2011, 2010 and 2009 was $2,166, $600 and $1,392, respectively.

Performance Shares

Under the 2011 and 2010 LTC Plans, the potential award for the performance shares granted is dependent on the Company’s relative total shareholder return (“RTSR”), which represents a market condition, over a three-year performance period, beginning January 1, 2011 and January 1, 2010 and ending December 31, 2013 and December 31, 2012, respectively. RTSR is measured against a group of peer companies either in the metals industry or in the industrial products distribution industry (the “RTSR Peer Group”). The 2011 and 2010 LTC Plans provide with respect to performance shares for (1) a threshold level up to which the threshold level of performance shares will vest, a target performance level at which the target number of performance shares will vest, a maximum performance level at or above which the maximum number of performance shares will vest, and pro rata vesting between the threshold and maximum performance levels and (2) minimum and maximum vesting opportunities ranging from one-half up to two times the target number. The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance. The number of performance shares, if any, that vest based on the performance achieved during the three-year performance period, will vest at the end of the three-year performance period. Compensation expense for performance awards containing a market condition is recognized regardless of whether the market condition is achieved to the extent the requisite service period condition is met. Each performance share that becomes vested entitles the participant to receive one share of the Company’s common stock. The number of shares delivered may be reduced by the number of shares required to be withheld for federal and state withholding tax requirements (determined at the market price of Company shares at the time of payout).

Under the 2011 LTC Plan, the potential award for performance shares containing a non-market-based performance condition is determined based on the Company’s actual performance versus Company-specific target goals for Return on Invested Capital (“ROIC”) (as defined in the 2011 LTC Plan) for any one or more fiscal years during the three-year performance period beginning on January 1st of the year of grant. Partial performance awards can be earned for performance less than the target goal, but in excess of minimum goals and award distributions twice the target can be achieved if the maximum goals are met or exceeded. The number of performance shares, if any, that vest based on the performance achieved during the three-year performance period, will vest at the end of the three-year performance period. Compensation expense recognized is based on management’s expectation of future performance compared to the pre-established performance goals. If the performance goals are not expected to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed.

The grant date fair values of performance shares awarded containing the RTSR market based performance condition was estimated using a Monte Carlo simulation with the following assumptions:

	September 30,	September 30,
	2011	2010
Grant Date Fair Value per Share	$23.89	$12.26
Expected volatility	62.0%	61.6%
Risk-free interest rate	1.10%	1.45%
Expected life (in years)	2.84	2.80
Expected dividend yield	—	—

Final award vesting and distribution of performance awards granted under the 2009 LTI Plan was determined based on the Company’s actual performance versus the target goals for a three-year consecutive period (as defined in the 2009 Plan). The performance goals of three-year cumulative net income and average return on total capital for the same three-year period were not achieved. Therefore, no compensation was recognized in 2010 or 2011, respectively.

The status of performance shares that have been awarded as part of the active LTC and LTI Plans is summarized below as of December 31, 2011:

	September 30,	September 30,	September 30,
Plan Year	Grant Date Fair Value	Estimated Number of Performance Shares to be Issued	Maximum Number of Performance Shares that could Potentially be Issued
2011 LTC Plan
Market-based performance condition	$23.89	—	213
Non-market-based performance condition	$17.13	85	213
2010 LTC Plan	$12.26	70	269
2009 LTI Plan	$5.66	—	577

The unrecognized compensation cost as of December 31, 2011 associated with the 2011 and 2010 LTC Plans performance shares is $3,004.

Stock Options

There were no stock options issued under the 2011 LTC Plan. The stock options issued under the 2010 LTC Plan vest and become exercisable three years from the date of the grant. The term of the options is eight years. The exercise price of the options is $12.79 per share. The grant date fair value of $5.71 per share was estimated using the Black-Scholes option-pricing model with the following assumptions:

September 30,
2010
Expected volatility	58.5%
Risk-free interest rate	2.3%
Expected life (in years)	5.5
Expected dividend yield	1.2%

A summary of the stock option activity is as follows:

	September 30,	September 30,	September 30,	September 30,
	Shares	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Contractual Life
Stock options outstanding at January 1, 2011	471	$12.28
Exercised	(36)	$10.41
Forfeited	(17)	$12.22

Stock options outstanding at December 31, 2011	418	$12.44	$260	5.0 years

Stock options exercisable at December 31, 2011	166	$11.90	$260	3.0 years

Stock options vested or expected to vest as of December 31, 2011	405	$12.43	$260	4.9 years

The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009, was $194, $219 and $0, respectively. The unrecognized compensation cost as of December 31, 2011 associated with stock options is $619.

(12) Commitments and Contingent Liabilities

As of December 31, 2011, the Company had $5,910 of irrevocable letters of credit outstanding which primarily consisted of $3,000 for collateral associated with commodity hedges and $1,760 for compliance with the insurance reserve requirements of its workers’ compensation insurance carriers.

The Company is party to a variety of legal proceedings arising from the operation of its business. These proceedings are incidental and occur in the normal course of the Company’s business affairs. It is the opinion of management, based upon the information available at this time, that the currently expected outcome of these proceedings will not have a material effect on the consolidated results of operations, financial condition or cash flows of the Company.

In 2011, the Company determined that it inadvertently exported certain aluminum alloy bar that are listed on the U.S. Bureau of Industry and Security’s (BIS) Commerce Control List to countries where there is an export license requirement if an exception is not otherwise available. The exports, which occurred in 2011, had a total transaction value of approximately $13 and were made without export licenses. The exports involved shipments to the Company’s wholly-owned subsidiary in China and to a customer in the Philippines. In response thereto, the Company has submitted a voluntary self-disclosure describing the nature of these shipments to the Office of Export Enforcement of the Department of Commerce (OEE) in accordance with applicable Export Administration Regulations. The Company previously disclosed similar incidents to BIS in 2008, which were resolved in September 2011 through the payment of a $775 civil penalty and a commitment to satisfy certain compliance and reporting obligations. If it is determined that the Company failed to comply with the applicable U.S. export regulations, the OEE could assess additional monetary penalties, restrict export privileges or provide an administrative warning. While the ultimate disposition of this matter cannot be predicted with certainty, it is the opinion of management, based on the information available at this time, that the outcome of this matter will not have a material effect on the Company’s financial position, results of operations or cash flows.

(13) Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss as reported in the consolidated balance sheets as of December 31, 2011 and 2010 was comprised of the following:

	September 30,	September 30,
	2011	2010
Foreign currency translation losses	$(4,691)	$(3,750)
Unrecognized pension and postretirement benefit costs, net of tax	(15,133)	(12,062)

Total accumulated other comprehensive loss	$(19,824)	$(15,812)

(14) Guarantor Financial Information

The Secured Notes and Convertible Notes issued by the Company on December 15, 2011, are fully and unconditionally guaranteed, jointly and severally, by certain 100% owned domestic subsidiaries of the Company (the Note Guarantors). The Secured Notes and the related guarantees are secured by a lien on substantially all of the Company’s and the Note Guarantors’ assets, subject to certain exceptions and permitted liens pursuant to a pledge and security agreement. The accompanying condensed consolidating financial information has been prepared and presented pursuant to Rule 3-10 of SEC Regulation S-X “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” The consolidating financial information presents A.M. Castle & Co. (Parent) and subsidiaries. The consolidating financial information has been prepared on the same basis as the consolidated financial statements of Parent. The equity method of accounting is followed within this financial information.

The terms of the Secured Notes contain numerous covenants imposing financial and operating restrictions on the Company’s business as described in Note 9.

Condensed Consolidating Balance Sheet

As of December 31, 2011

	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$11,528	$588	$18,408	$—	$30,524
Accounts receivable, less allowance for doubtful accounts	68,334	57,587	55,115	—	181,036
Receivables from affiliates	273	3,495	146	(3,914)	—
Inventories	57,643	155,113	59,547	(264)	272,039
Prepaid expenses and other current assets	19,080	(3,894)	3,483	—	18,669

Total current assets	156,858	212,889	136,699	(4,178)	502,268
Investment in joint venture	36,460	—	—	—	36,460
Goodwill	7,459	47,018	15,424	—	69,901
Intangible assets	—	72,633	21,180	—	93,813
Other assets	34,300	628	2,812	—	37,740
Investment in subsidiaries	379,622	12,151	—	(391,773)	—
Receivables from affiliates	66,878	71,041	7,292	(145,211)	—
Property, plant and equipment, net	49,701	21,981	10,459	—	82,141

Total assets	$731,278	$438,341	$193,866	$(541,162)	$822,323

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$53,469	$45,794	$17,611	$—	$116,874
Payables due to affiliates	1,387	76	2,451	(3,914)	—
Other current liabilities	21,073	9,281	5,358	—	35,712
Current portion of long-term debt and short-term debt	82	50	560	—	692

Total current liabilities	76,011	55,201	25,980	(3,914)	153,278
Long-term debt, less current portion	303,739	1	10,500	—	314,240
Payables due to affiliates	21,884	10,415	112,912	(145,211)	—
Deferred income taxes	6,251	19,676	(277)	—	25,650
Other non-current liabilities	11,114	5,195	567	—	16,876
Stockholders’ equity	312,279	347,853	44,184	(392,037)	312,279

Total liabilities and stockholders’ equity	$731,278	$438,341	$193,866	$(541,162)	$822,323

Condensed Consolidating Balance Sheet

As of December 31, 2010

	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$7,629	$1,068	$28,019	$—	$36,716
Accounts receivable, less allowance for doubtful accounts	55,144	33,719	39,502	—	128,365
Receivables from affiliates	1,271	1,198	—	(2,469)	—
Inventories	28,129	60,963	41,825	—	130,917
Prepaid expenses and other current assets	12,485	75	2,464	—	15,024

Total current assets	104,658	97,023	111,810	(2,469)	311,022
Investment in joint venture	27,879	—	—	—	27,879
Goodwill	7,458	41,556	1,096	—	50,110
Intangible assets	—	40,467	960	—	41,427
Other assets	20,159	318	1,722	—	22,199
Investment in subsidiaries	237,731	11,623	—	(249,354)	—
Receivables from affiliates	7,980	64,198	2,943	(75,121)	—
Property, plant and equipment, net	51,721	15,237	9,757	—	76,715

Total assets	$457,586	$270,422	$128,288	$(326,944)	$529,352

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$42,043	$13,058	$16,663	$—	$71,764
Payables due to affiliates	707	313	1,449	(2,469)	—
Other current liabilities	18,469	10,204	7,465	—	36,138
Current portion of long-term debt	7,696	55	261	—	8,012

Total current liabilities	68,915	23,630	25,838	(2,469)	115,914
Long-term debt, less current portion	35,324	43	25,760	—	61,127
Payables due to affiliates	22,136	15,659	37,326	(75,121)	—
Deferred income taxes	6,669	20,251	(166)	—	26,754
Other non-current liabilities	11,083	333	682	—	12,098
Stockholders’ equity	313,459	210,506	38,848	(249,354)	313,459

Total liabilities and stockholders’ equity	$457,586	$270,422	$128,288	$(326,944)	$529,352

Condensed Consolidating Statement of Operations

For the Year ended December 31, 2011

	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$613,087	$291,239	$237,201	$(9,161)	$1,132,366

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	460,372	213,030	181,104	(8,897)	845,609
Warehouse, processing and delivery expense	80,255	34,116	20,527	—	134,898
Sales, general and administrative expense	73,907	32,054	20,232	—	126,193
Depreciation and amortization expense	8,671	9,113	2,688	—	20,472

Operating (loss) income	(10,118)	2,926	12,650	(264)	5,194

Interest expense, net	(8,998)	—	(4,656)	—	(13,654)
Loss on extinguishment of debt	(6,153)	—	—	—	(6,153)

(Loss) income before income taxes and equity in earnings of subsidiaries and joint venture	(25,269)	2,926	7,994	(264)	(14,613)
Income taxes	3,833	(992)	(1,715)	—	1,126

Equity in earnings of subsidiaries	7,949	(209)	—	(7,740)	—
Equity in earnings of joint venture	11,727	—	—	—	11,727

Net (loss) income	$(1,760)	$1,725	$6,279	$(8,004)	$(1,760)

Condensed Consolidating Statement of Operations

For the Year ended December 31, 2010

	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$498,848	$266,491	$186,654	$(8,287)	$943,706

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	369,865	195,184	144,092	(8,287)	700,854
Warehouse, processing and delivery expense	72,234	33,250	17,834	—	123,318
Sales, general and administrative expense	61,751	29,684	16,788	—	108,223
Depreciation and amortization expense	8,665	9,114	2,870	—	20,649

Operating (loss) income	(13,667)	(741)	5,070	—	(9,338)

Interest expense, net	(1,008)	—	(3,980)	—	(4,988)

(Loss) income before income taxes and equity in earnings of subsidiaries and joint venture	(14,675)	(741)	1,090	—	(14,326)
Income taxes	3,106	420	(425)	—	3,101

Equity in earnings of subsidiaries	344	110	—	(454)	—
Equity in earnings of joint venture	5,585	—	—	—	5,585

Net (loss) income	$(5,640)	$(211)	$665	$(454)	$(5,640)

Condensed Consolidating Statement of Operations

For the Year ended December 31, 2009

	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$424,278	$251,961	$142,499	$(6,100)	$812,638

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	321,947	184,880	110,625	(6,100)	611,352
Warehouse, processing and delivery expense	64,743	30,515	14,369	—	109,627
Sales, general and administrative expense	58,769	31,910	16,818	—	107,497
Depreciation and amortization expense	8,928	9,394	2,969	—	21,291

Operating loss	(30,109)	(4,738)	(2,282)	—	(37,129)

Interest expense, net	(3,027)	—	(3,413)	—	(6,440)

Loss before income taxes and equity in earnings of subsidiaries and joint venture	(33,136)	(4,738)	(5,695)	—	(43,569)
Income taxes	12,391	2,011	1,862	—	16,264

Equity in losses of subsidiaries	(6,560)	(121)	—	6,681	—
Equity in earnings of joint venture	402	—	—	—	402

Net loss	$(26,903)	$(2,848)	$(3,833)	$6,681	$(26,903)

Condensed Consolidating Statement of Cash Flows

For the Year ended December 31, 2011

	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(1,760)	$1,725	$6,279	$(8,004)	$(1,760)
Equity in earnings of subsidiaries	(7,949)	209	—	7,740	—
Adjustments to reconcile net (loss) income to cash provided by operating activities	15,202	10,143	(70,137)	264	(44,528)

Net cash from (used in) operating activities	5,493	12,077	(63,858)	—	(46,288)

Investing activities:
Acquisition of of businesses, net of cash acquired	(177,912)	2,076	1,592	—	(174,244)
Capital expenditures	(6,225)	(2,635)	(2,884)	—	(11,744)
Other investing activities, net	605	136	58	—	799

Net cash used in investing activities	(183,532)	(423)	(1,234)	—	(185,189)

Financing activities:
Net borrowings (repayments) of debt	82	8	(25,840)	—	(25,750)
Proceeds from long-term debt, including new revolving credit facility	309,625	—	10,851	—	320,476
Repayments of long-term debt, including new revolving credit facility	(52,896)	(55)	(261)	—	(53,212)
Payment of debt issue costs	(16,380)	—	(253)	—	(16,633)
Net intercompany (repayments) borrowings	(59,150)	(12,087)	71,237	—	—
Other financing activities, net	657	—	—	—	657

Net cash from (used in) financing activities	181,938	(12,134)	55,734	—	225,538

Effect of exchange rate changes on cash and cash equivalents	—	—	(253)	—	(253)
Increase (decrease) in cash and cash equivalents	3,899	(480)	(9,611)	—	(6,192)

Cash and cash equivalents—beginning of year	7,629	1,068	28,019	—	36,716

Cash and cash equivalents—end of year	$11,528	$588	$18,408	$—	$30,524

Condensed Consolidating Statement of Cash Flows

For the Year ended December 31, 2010

	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(5,640)	$(211)	$665	$(454)	$(5,640)
Equity in earnings of subsidiaries	(344)	(110)	—	454	—
Adjustments to reconcile net income (loss) to cash provided by operating activities	12,721	29,562	500	(2,781)	40,002

Net cash from (used in) operating activities	6,737	29,241	1,165	(2,781)	34,362

Investing activities:
Capital expenditures	(4,244)	(1,267)	(2,061)	—	(7,572)
Other investing activities, net	125	4	—	—	129

Net cash used in investing activities	(4,119)	(1,263)	(2,061)	—	(7,443)

Financing activities:
Net (repayments) borrowings of debt	(13,720)	—	2,324	—	(11,396)
Repayments of long-term debt	(7,007)	(343)	(404)	—	(7,754)
Net intercompany borrowings (repayments)	15,794	(27,350)	8,775	2,781	—
Other financing activities, net	785	—	—	—	785

Net cash (used in) from financing activities	(4,148)	(27,693)	10,695	2,781	(18,365)

Effect of exchange rate changes on cash and cash equivalents	—	—	(149)	—	(149)
Increase (decrease) in cash and cash equivalents	(1,530)	285	9,650	—	8,405

Cash and cash equivalents—beginning of year	9,159	783	18,369	—	28,311

Cash and cash equivalents—end of year	$7,629	$1,068	$28,019	$—	$36,716

Condensed Consolidating Statement of Cash Flows

For the Year ended December 31, 2009

	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(26,903)	$(2,848)	$(3,833)	$6,681	$(26,903)
Equity in losses of subsidiaries	6,560	121	—	(6,681)	—
Adjustments to reconcile net income (loss) to cash provided by operating activities	71,633	(8,087)	14,998	1,489	80,033

Net cash from (used in) operating activities	51,290	(10,814)	11,165	1,489	53,130

Investing activities:
Capital expenditures	(4,727)	(2,192)	(1,830)	—	(8,749)
Other investing activities, net	1,112	—	—	—	1,112

Net cash used in investing activities	(3,615)	(2,192)	(1,830)	—	(7,637)

Financing activities:
Net (repayments) borrowings of debt	(14,278)	—	(5,458)	—	(19,736)
Repayments of long-term debt	(10,290)	—	(425)	—	(10,715)
Net intercompany (repayments) borrowings	(14,760)	12,958	3,291	(1,489)	—
Other financing activities, net	(1,493)	—	—		(1,493)

Net cash (used in) from financing activities	(40,821)	12,958	(2,592)	(1,489)	(31,944)

Effect of exchange rate changes on cash and cash equivalents	—	—	(515)	—	(515)
Increase (decrease) in cash and cash equivalents	6,854	(48)	6,228	—	13,034

Cash and cash equivalents—beginning of year	2,305	831	12,141	—	15,277

Cash and cash equivalents—end of year	$9,159	$783	$18,369	$—	$28,311

(15) Selected Quarterly Data (Unaudited)

	September 30,	September 30,	September 30,	September 30,
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2011
Net sales	$272,788	$282,568	$294,860	$282,150
Gross profit (a)	33,219	35,165	33,233	29,770
Net income (loss) (b)	2,703	3,697	3,803	(11,963)
Basic earnings (loss) per share	$0.12	$0.16	$0.17	$(0.52)
Diluted earnings (loss) per share	$0.12	$0.16	$0.16	$(0.52)
Common stock dividends declared	$—	$—	$—	$—

2010
Net sales	$222,996	$240,132	$244,938	$235,640
Gross profit (a)	19,899	26,090	27,111	25,785
Net (loss) income	(4,622)	408	72	(1,498)
Basic (loss) earnings per share	$(0.20)	$0.02	$0.00	$(0.07)
Diluted (loss) earnings per share	$(0.20)	$0.02	$0.00	$(0.07)
Common stock dividends declared	$—	$—	$—	$—

(a)	Gross profit equals net sales minus cost of materials, warehouse, processing, and delivery costs and less depreciation and amortization expense.

(b)	Fourth quarter results include fees incurred as a result of the acquisition of Tube Supply and the related debt refinancing in December 2011. The results of Tube Supply are included in the fourth quarter results for the two-week period ended December 31, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Kreher Steel Company, LLC

We have audited the accompanying consolidated balance sheets of Kreher Steel Company, LLC (a Delaware limited liability company) and Subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of earnings, members’ capital and cash flows for the years ended December 31, 2011, 2010 and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kreher Steel Company, LLC and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Chicago, Illinois

February 27, 2012

Kreher Steel Company, LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31,

	September 30,	September 30,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$8,743,820	$4,954,020
Accounts receivable (net of allowance for doubtful accounts of $1,335,000 in 2011 and $1,340,000 in 2010)	32,461,983	23,987,802
Inventory, net	69,297,422	41,914,048
Deferred taxes	29,699	88,600
Prepaid expenses and other current assets	729,578	666,591

Total current assets	111,262,502	71,611,061

Property and equipment
Land and building	14,334,997	10,558,122
Machinery and equipment	11,923,342	11,494,902
Furniture, fixtures and office equipment	1,952,447	1,775,228
Automobiles and trucks	871,929	763,758
Leasehold improvements	1,872,955	1,657,436
Construction in progress	753,234	14,040

	31,708,904	26,263,486

Less accumulated depreciation and amortization	12,856,503	12,650,363

Property and equipment, net	18,852,401	13,613,123

Deferred financing costs, net of amortization	121,263	137,911

Goodwill	3,525,247	3,525,247

Intangible assets, net	398,112	534,357

Other assets	81,543	69,043

	$134,241,068	$89,490,742

LIABILITIES AND MEMBERS’ CAPITAL

Current liabilities
Revolving line of credit	$35,000,000	$12,837,000
Current portion of long-term debt	215,918	370,000
Accounts payable	21,094,460	17,194,217
Accrued expenses	3,641,502	2,426,389

Total current liabilities	59,951,880	32,827,606

Deferred taxes, non-current	1,008,748	677,308

Long-term debt, less current portion	2,080,993	2,195,000

Commitments and contingencies

Members’ capital	71,199,447	53,790,828

	$134,241,068	$89,490,742

Kreher Steel Company, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31,

	September 30,	September 30,	September 30,
	2011	2010	2009

Net revenues	$269,657,054	$188,107,237	$108,962,595

Cost of sales	219,478,535	156,801,397	94,059,230

Gross profit	50,178,519	31,305,840	14,903,365

Operating expenses
Selling	12,761,204	9,729,856	7,744,697
General and administrative	9,970,335	8,283,347	6,611,907

Total operating expenses	22,731,539	18,013,203	14,356,604

Earnings from operations	27,446,980	13,292,637	546,761

Other expense (income)
Interest expense	432,990	259,558	270,460
Interest income	(1,994)	(5,035)	(930)
Other income, net	(180,807)	(152,887)	(210,973)

Net earnings before taxes	27,196,791	13,191,001	488,204

Income tax provision (benefit)	3,553,382	2,155,950	(314,827)

NET EARNINGS	$23,643,409	$11,035,051	$803,031

Kreher Steel Company, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

Three years ended December 31, 2011

September 30,

Balance at January 1, 2009, 400 units	$45,442,369

Net earnings	803,031

Distributions	(970,030)

Balance at December 31, 2009, 400 units	45,275,370

Net earnings	11,035,051

Distributions	(2,519,593)

Balance at December 31, 2010, 400 units	53,790,828

Net earnings	23,643,409

Distributions	(6,234,790)

Balance at December 31, 2011, 400 units	$71,199,447

Kreher Steel Company, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,

	September 30,	September 30,	September 30,
	2011	2010	2009
Cash flows from operating activities
Net earnings	$23,643,409	$11,035,051	$803,031
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities
Depreciation and amortization	1,602,925	1,720,133	1,830,044
Deferred taxes	390,341	84,362	96,849
Bad debt expense	34,779	178,911	326,291
Loss on sale of property and equipment	9,790	59,676	—
Changes in assets and liabilities
Accounts receivable	(8,508,956)	(8,488,036)	3,813,434
Inventory	(27,383,374)	(11,823,574)	11,097,255
Prepaid expenses and other assets	(58,839)	182,962	(263,676)
Accounts payable	3,900,243	1,739,501	828,225
Accrued expenses	1,215,113	388,680	(1,107,744)

Net cash (used in) provided by operating activities	(5,154,569)	(4,922,334)	17,423,709

Cash flows from investing activities
Purchases of property and equipment	(6,735,595)	(2,271,435)	(249,136)
Proceeds from sale of property and equipment	19,843	256,132	—

Net cash used in investing activities	(6,715,752)	(2,015,303)	(249,136)

Cash flows from financing activities
Net increase (decrease) in line of credit	22,163,000	10,837,000	(14,742,000)
Repayment of long-term debt	(268,089)	(360,000)	(350,000)
Distributions to members	(6,234,790)	(2,519,593)	(970,030)

Net cash provided by (used in) financing activities	15,660,121	7,957,407	(16,062,030)

Net increase in cash and cash equivalents	3,789,800	1,019,770	1,112,543

Cash and cash equivalents at beginning of year	4,954,020	3,934,250	2,821,707

Cash and cash equivalents at end of year	$8,743,820	$4,954,020	$3,934,250

Supplemental disclosures of cash flow information
Cash paid (received) during the year for
Interest	$350,341	$171,525	$207,159
Income taxes, net of refunds	2,910,000	1,097,409	(5,001)

Supplemental disclosures of non-cash investing and financing activities
Purchase price adjustment from the acquisition of Special Metals, Inc. to increase goodwill and decrease prepaid income taxes	$—	$—	$57,658
Acquisition of machinery and equipment through capital leases	—	150,019	—

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Company

Kreher Steel Company, LLC and Subsidiaries (the Company) was formed as a limited liability company (LLC) on January 11, 1996, and commenced business on May 1, 1996. The LLC members’ initial contribution consisted of the net assets of Kreher Steel Co., Inc.

The Company is a national distributor and processor of carbon and alloy steel bar products. The Company has locations throughout the United States and primarily sells in the vicinity of these locations. The Company operates as a single segment for financial reporting purposes.

Principles of Consolidation

The Company’s financial statements are presented on a consolidated basis and include its wholly-owned subsidiaries, Kreher Wire Processing, Inc. and Special Metals, Inc. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions in the United States of America that are insured by the Federal Deposit Insurance Corporation (FDIC). At December 31, 2011 and 2010, the Company had approximately $7,975,000 and $4,332,000 in excess of FDIC insured limits, respectively. The Company has not experienced any losses related to these balances, and management believes its credit risk to be minimal.

Shipping and Handling Fees

For the years ended December 31, 2011, 2010 and 2009, shipping and handling costs billed to customers amounted to approximately $1,431,230, $899,000 and $506,000, respectively, and were included in selling expenses.

Financial Instruments and Risk Management

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across different businesses and geographic areas. At December 31, 2011, 2010 and 2009, there were no individual customers that made up more than 10% of consolidated sales.

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable and notes payable. The carrying amount of cash equivalents, accounts receivable, accounts payable and notes payable approximates fair value due to their short-term nature and variable interest rates paid.

Prices for steel fluctuate based on worldwide production and, as a result, the Company is subject to the risk of future changing market prices. Furthermore, the Company purchased approximately 9%, 7% and 9% of its inventory from foreign suppliers for the years ended December 31, 2011, 2010 and 2009, respectively.

Inventory

Inventory is valued at the lower of cost or market. Cost is determined by the specific identification method. The Company provides a reserve for obsolete and slow-moving inventory. As of December 31, 2011 and 2010, the reserve for obsolete and slow-moving inventory was approximately $583,000 and $1,778,000, respectively

Changes in the Company’s inventory reserve are as follows at December 31:

	September 30,	September 30,
	2011	2010

Beginning balance	$1,778,365	$1,665,140
(Recoveries of previous write-offs) provision	(1,140,966)	373,555
Write-offs	(54,053)	(260,330)

Total inventory reserve	$583,346	$1,778,365

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is based on the straight-line method and the estimated useful lives of the property and equipment. Depreciation of leasehold improvements is based on the estimated useful life or the term of the lease, whichever is shorter. The Company uses an accelerated method of depreciation for tax purposes. Depreciation expense for December 31, 2011, 2010 and 2009, was $1,466,680, $1,542,641 and $1,636,075, respectively.

Depreciable lives by asset classification are as follows:

September 30,
Asset description	Life

Furniture and fixtures	5 - 7 years
Office equipment	5 - 7 years
Machinery and equipment	7 - 10 years
Automobiles and trucks	3 - 5 years
Building and leasehold improvements	7 - 35 years

Repairs and maintenance are charged to expense when incurred. Expenditures for improvements are capitalized. Upon sale or retirement, the related cost and accumulated depreciation or amortization are removed from the respective accounts, and any resulting gain or loss is included in operations.

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell. No triggering events were identified during each year presented that would require an impairment analysis. Additionally, no assets were held for disposal as of December 31, 2011 or 2010.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price paid over the fair values of net assets acquired and liabilities assumed in the Company’s acquisitions.

Intangible assets include non-competition agreements and non-contractual customer relationships. The fair value of identifiable intangible assets was estimated based upon discounted future cash flow projections. Intangible assets are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful life of intangible assets was six years as of December 31, 2011.

The Company evaluates the recoverability of identifiable assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, a significant decrease in the market value of the asset, a significant adverse change in the extent or manner in which an asset is used or an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. No events or changes in circumstances were identified during the year that required an impairment analysis.

Management is required to evaluate goodwill for impairment on an annual basis. The Company tests for impairment using a two-step process that involves (1) comparing the estimated fair value or the reporting unit to its net book value and (2) comparing the estimated implied fair value of goodwill and intangible assets to its carrying value. Goodwill and intangible assets were valued on the date of the acquisition. As of December 31, 2011 and 2010, there was no impairment of the goodwill or intangible assets acquired.

Revenue Recognition

Revenue from the sale of goods is recognized at the time of shipment, except for revenue from sales of products to certain customers whose contractual terms specify FOB destination. Revenue from sales of products to these customers is recognized at the time of receipt by the customer when title and risk of loss would pass to the customer.

Accounts Receivable

Credit is extended based upon an evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are generally due within 30 days of the negotiated terms and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company maintains reserves for potential losses on receivables and credits from its customers, and these losses have not exceeded management’s expectations. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Economic Dependency—Major Suppliers

During the years ended December 31, 2011, 2010 and 2009, the Company purchased approximately 45%, 49% and 52%, respectively, of its materials from five suppliers.

Deferred Financing Costs

Deferred financing costs are amortized over the life of the underlying credit agreement or the expected remaining life of the underlying credit agreement.

Income Taxes

As an LLC, the Company is not subject to Federal and state income taxes, and its income or loss is allocated to and reported in the tax returns of its members. Accordingly, no liability or provision for Federal and state income taxes attributable to the LLC’s operations is included in the accompanying financial statements. The Company provides for income taxes for its wholly-owned subsidiaries, Kreher Wire Processing, Inc. and Special Metals, Inc., which are subject to Federal and state income taxes as they are structured as C Corporations.

The Company applies a comprehensive model for the financial statement recognition, measurement, classification and disclosure of uncertain tax positions. In the first step of the two-step process, the Company evaluates the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. In the second step, the Company measures the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of December 31, 2011 and 2010, the Company determined that there are no uncertain tax positions with a more than 50% likelihood of being realized upon settlement.

Advertising Costs

Advertising costs are charged to expense when the advertisement is first run. The Company expensed advertising costs of approximately $80,000, $62,000 and $30,000 in 2011, 2010 and 2009, respectively.

Reclassifications

Certain reclassifications of prior-year presentations have been made to conform to the 2011 presentation.

NOTE B—INTANGIBLE ASSETS AND GOODWILL

Intangible assets are amortized using the straight-line method, using the remaining useful life, and are as follows at December 31, 2011:

September 30,
Remaining
Asset description	useful life

Non-compete agreements	0 years
Non-contractual customer relationships	3.25 years

The following is a summary of intangible assets at December 31:

	September 30,	September 30,
	2011	2010

Intangible assets
Finite life
Non-compete agreements	$220,000	$220,000
Non-contractual customer relationships	980,000	980,000

	1,200,000	1,200,000

Less accumulated amortization	801,888	665,643

Net intangible assets	$398,112	$534,357

Amortization expense related to identifiable intangible assets was $136,245 for the year ended December 31, 2011, and $177,492 for the years ended December 31, 2010 and 2009. The intangible assets related to the non-compete agreements became fully amortized during 2011. Estimated annual amortization expense as of December 31, 2011, is a follows:

September 30,
Years ending December 31,

2012	$122,496
2013	122,496
2014	122,496
2015	30,624

The changes in carrying balance of goodwill during the years ended December 31, 2011, 2010 and 2009, are as follows:

September 30,

Balance as of January 1, 2009	$3,467,589

Plus purchase price adjustment	57,658

Balance as of December 31, 2009, 2010 and 2011	$3,525,247

During 2009, the Company settled certain tax positions on behalf of Special Metals, Inc. that were in place prior to the acquisition. This resulted in an adjustment to goodwill and accrued income tax liability.

NOTE C—TRANSACTIONS WITH AFFILIATES

There was no amount included in accounts receivable at December 31, 2011, due from companies related through common ownership. Included in accounts receivable at December 31, 2010, was approximately $69,000 due from companies related through common ownership.

Included in accounts payable at December 31, 2011 and 2010, was approximately $79,000 and $101,000, respectively, due to companies related through common ownership.

Sales to and purchases from companies related through common ownership for the year ended December 31, 2011, were approximately $851,000 and $2,294,000, respectively, for the year ended December 31, 2010, were approximately $351,000 and $2,118,000, respectively, and for the year ended December 31, 2009, were approximately $123,000 and $1,684,000, respectively.

NOTE D—ALLOWANCE FOR DOUBTFUL ACCOUNTS

Changes in the Company’s allowance for doubtful accounts are as follows at December 31:

	September 30,	September 30,
	2011	2010

Beginning balance	$1,340,000	$1,308,127
Bad debt expense	34,779	178,911
Recoveries	536	20,336
Accounts written off	(40,315)	(167,374)

Total allowance for doubtful accounts	$1,335,000	$1,340,000

NOTE E—DEBT

Debt as of December 31, 2011 and 2010, is as follows:

	September 30,	September 30,
	2011	2010

Revolving lines of credit	$35,000,000	$12,837,000

Notes payable
Michigan Strategic Fund Limited Obligation Revenue Bonds (2000)	$950,000	$1,020,000
Michigan Strategic Fund Limited Obligation Revenue Bonds (2006)	1,245,000	1,545,000
Capitalized leases	101,911	—

Total notes payable	2,296,911	2,565,000

Current portion of long-term debt	215,918	370,000

Long-term debt	$2,080,993	$2,195,000

In April 2004, the Company entered into a loan agreement. The loan consists of advances on a revolving line of credit, with maximum availability of $25,000,000, with the option of extending the credit to $40,000,000, through April 2009. In May 2007, the Company took that option and refinanced its $25,000,000 secured revolving credit agreement from an asset-based loan to a commercial-based loan, which can be increased to $40,000,000 in $5,000,000 increments. In April 2008, the Company increased the revolving credit to $30,000,000. The Company decreased the revolving credit to $20,000,000 in September 2009. In August 2011, the Company increased the revolving credit to $25,000,000. The interest charged on the loan is divided into the LIBOR portion and the prime rate portion. The outstanding balance on the LIBOR portion at a rate of 1.22% was $21,000,000 at December 31, 2011. There was a balance of $2,000,000 outstanding on the prime rate portion at a rate of 2.625% (prime minus 0.625%) at December 31, 2011. The outstanding balance on the LIBOR portion at a rate of 1.11% was $8,000,000 at December 31, 2010. There was a balance of $2,500,000 outstanding on the prime rate portion at a rate of 2.625% (prime minus 0.625%) at December 31, 2010. The loan is secured by the Company’s receivables, inventory and fixed assets and expires in May 2012.

In May 2007, the Company’s subsidiary, Special Metals, Inc., also entered into a commercial-based loan for $5,000,000, which can be increased to $10,000,000 in $1,000,000 increments. In October 2011, the Company amended the loan agreement and increased the revolving credit to $15,000,000 based on the consolidated availability of the Company. The interest charged on the loan is divided into the LIBOR portion and the prime rate portion. The outstanding balance on the LIBOR portion at a rate of 1.22% was $12,000,000 at December 31, 2011. There was no balance outstanding on the LIBOR portion at December 31, 2010. There was no outstanding balance on the LIBOR portion of the loan at December 31, 2011. There was $2,337,000 outstanding on the prime portion at a rate of 2.625% (prime minus 0.625%) at December 31, 2010. The loan is secured by the Company’s receivables, inventory and fixed assets and expires in May 2012.

The Company is in compliance with all covenants related to the revolving credit agreements and all other notes payable.

In 2000, the Company’s subsidiary, Kreher Wire Processing, Inc., obtained a Michigan Strategic Fund Limited Obligation Revenue Bond for $4,900,000. Interest is charged at a variable rate as defined in the agreement. The interest rate as of December 31, 2011 and 2010, was 0.20% and 0.49%, respectively. The Company makes monthly interest payments and annual principal and debt service payments. The Company is also required to make annual payments for the letter of credit fee. The bonds mature on May 1, 2016.

In 2006, Kreher Wire Processing, Inc. obtained a Michigan Strategic Fund Limited Obligation Revenue Bond for $2,695,000. Interest is charged at a variable rate as defined in the agreement. The interest rate as of December 31, 2011 and 2010, was 0.20% and 0.49%, respectively. The Company makes monthly interest payments and annual principal and debt service payments. The Company is also required to make quarterly payments for the letter of credit fee. The bonds mature on October 1, 2021.

In 2010, Special Metals, Inc. entered into several lease agreements that met the criteria for capitalization. At December 31, 2011 and 2010, the gross amount of cost related to capital leases included in machinery and equipment was approximately $150,000. Related accumulated amortization at December 31, 2011 and 2010, was approximately $65,000 and $28,000, respectively. The total rental payments incurred for the years ended December 31, 2011, 2010 and 2009, was approximately $73,000, $33,000 and $-0-, respectively.

The carrying value of debt approximates fair value given the variable nature of the interest rates. Maturities of debt at December 31, 2011, are as follows:

September 30,
Years ending December 31,

2012	$35,215,918
2013	211,894
2014	207,170
2015	226,929
2016	725,000
Thereafter	710,000

Total	$37,296,911

NOTE F—INCOME TAXES

As an LLC, the Company is not subject to Federal and state income taxes and its income or loss is allocated to and reported in the tax returns of its members. The Company provides for income taxes for its wholly-owned subsidiaries, Kreher Wire Processing, Inc. and Special Metals, Inc., which are subject to Federal and state income taxes.

The tax effect of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2011 and 2010, are as follows:

	September 30,	September 30,
	2011	2010
Deferred tax assets
Accounts receivable and inventory reserves	$29,699	$88,600

Total deferred tax assets	29,699	88,600

Deferred tax liabilities
Amortization of intangibles	(159,245)	(213,743)
Depreciation and other	(849,503)	(463,565)

Total deferred tax liabilities	(1,008,748)	(677,308)

Net deferred tax liabilities	$(979,049)	$(588,708)

The net current and non-current components of the deferred income taxes recognized in the balance sheets at December 31, 2011 and 2010, are as follows:

	September 30,	September 30,
	2011	2010

Net current assets	$29,699	$88,600
Net long-term liabilities	(1,008,748)	(677,308)

Total net deferred tax liabilities	$(979,049)	$(588,708)

Income tax expense (benefit) consists of the following components as of December 31:

	September 30,	September 30,	September 30,
	2011	2010	2009
Current
Federal	$2,667,703	$1,845,850	$(405,518)
State	495,338	225,738	(6,158)
Deferred	390,341	84,362	96,849

Total income tax expense (benefit)	$3,553,382	$2,155,950	$(314,827)

The differences between the Federal statutory rate of 34% and the effective rate are due to state income taxes, permanent deductions, settlement of prior returns related to the acquisition and the fact that no tax provisions are recorded for operations attributable to Kreher Steel Company, LLC in the accompanying financial statements. The total effective rate of the subsidiaries at December 31, 2011, 2010 and 2009, was 13.1%, 16.3% and (64.4)%, respectively.

A reconciliation of the effective income tax rate to the U.S. statutory tax rate is as follows:

	September 30,	September 30,
	2011	2010

U.S. statutory tax rate	34.0%	34.0%
Non-taxable LLC income	(21.1)	(20.4)
State and local taxes—net of Federal tax expense	0.5	2.1
Settlement of prior returns related to the acquisition	0.0	0.0
Other, net	(0.3)	0.6

Effective tax rate	13.1%	16.3%

NOTE G—COMMITMENTS

Operating Lease Commitments

The Company leases certain equipment and warehouse space under operating lease obligations with rent escalation clauses for the warehouse space only. Accordingly, the Company has recorded these lease obligations on a straight-line basis and recorded a deferred rent liability of $94,345 and $159,163 for the years ended December 31, 2011 and 2010, respectively. Rent expense, net of sublease income for the years ended December 31, 2011, 2010 and 2009, was approximately $1,081,000, $687,000 and $899,000, respectively. The following shows minimum future rental payments for the next five years under these obligations:

September 30,
Years ending December 31,
2012	$649,000
2013	446,000
2014	137,000
2015	109,000
2016 and thereafter	75,000

Health Insurance

The Company maintains a fully self-insured health insurance plan. Approximately $1,021,000 and $904,000 were expensed in 2011 and 2010, respectively, under this plan. During 2009, the Company’s group health insurance plan was a partially self-funded plan under which the Company was self-insured to a maximum of $50,000 per individual per year. During 2009, the Company expensed approximately $743,000 under this plan. The Company also maintains a fully self-insured health insurance plan at one of its wholly-owned subsidiaries. Approximately $562,000, $346,000 and $399,000 were expensed for this plan during 2011, 2010 and 2009, respectively.

NOTE H—EMPLOYEE BENEFIT PLAN

The Company maintains a qualified plan under Section 401(k) of the Internal Revenue Code. This plan is available for all employees who have completed one year or more of continuous service. The plan allows employees to contribute an annual limit of the lesser of 60% of eligible compensation or $16,500 (the Federal limit for 2011). The Company will match contributions at the discretion of management. The Company has a non-discretionary match of 50%, up to 6% of what employees elect. The Company also has a profit-sharing match of $500 per participant, which is discretionary. This discretionary match was paid in 2011 and 2010, but not paid in 2009. Participants are fully vested at all times in their contributions and become fully vested in the Company’s contributions over a defined period. The plan is responsible for costs associated with its administration. Approximately $200,000, $153,000 and $119,000 were charged to expense for the years ended December 31, 2011, 2010 and 2009, respectively.

The Company also maintains a qualified plan under Section 401(k) of the Internal Revenue Code at a wholly-owned subsidiary. This plan is available for all employees who have completed one year or more of continuous service. The plan allows employees to contribute an annual limit of $16,500 (the Federal limit for 2011). The Company will match contributions at the discretion of management. The Company also has a discretionary profit-sharing contribution. Participants are fully vested in all contributions. The plan is responsible for costs associated with its administration. During 2011, 2010 and 2009, approximately $240,000, $210,000 and $50,000, respectively, were charged to expense.

NOTE I—CONTINGENCIES

The Company is subject to various legal proceedings that have arisen in the normal course of business. In the opinion of management, these actions, when concluded and determined, will not have a material adverse effect on the financial position or operations of the Company.

NOTE J—MEMBERS’ CAPITAL

The Company is a single-member LLC and shall continue until December 31, 2045.

NOTE K—SUBSEQUENT EVENTS

The Company evaluated its December 31, 2011 financial statements for subsequent events through February 27, 2012, the date the financial statements were available to be issued. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.